Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of
GIVI Holding SpA

We have audited the accompanying consolidated financial statements of GIVI Holding SpA and its subsidiaries, which comprise the consolidated statement of financial position as of 31 December 2017 and 2016, and the related consolidated statements of comprehensive income, of changes in consolidated shareholders’ equity, and of cash flow for each of the three years in the period ended 31 December 2017.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS as issued by the IASB; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GIVI Holding SpA and its subsidiaries as of 31 December 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2017, in accordance with IFRS as issued by the IASB.

/s/ PricewaterhouseCoopers SpA
Milan, Italy
28 December 2018

GIVI Holding S.r.l. and subsidiaries

Consolidated statement of financial position
As of 31 December 2017 and 2016

	Notes	As of 31 December 2017	As of 31 December 2016
		€thousand	€thousand
ASSETS
Non-current assets:
Intangible assets	7.1	32,436	35,520
Property, plant and equipment	7.2	152,205	166,943
Deferred tax assets	7.3	41,774	40,175
Other receivables and other non-current assets	7.4	26,137	29,446
Total non-current assets		252,552	272,084
Current assets:
Trade receivables	7.5	72,009	75,762
Inventories	7.6	147,268	138,055
Current tax assets	7.7	22,554	18,187
Other receivables and other current assets	7.8	16,913	13,191
Current financial assets	7.8	4,062	660
Cash and cash equivalents	7.9	30,269	37,619
Total current assets		293,075	283,474
TOTAL ASSETS		545,627	555,558
SHAREHOLDERS' EQUITY AND LIABILITIES
Shareholders' equity
Share capital	7.10	10,000	10,000
Share premium reserve	7.10	2,014	2,014
Other reserves	7.10	193,668	227,330
Profit/(Loss) for the year		11,678	(6,938)
Equity attributable to owners of the parent		217,360	232,406
Non-controlling interests		46,532	50,030
TOTAL SHAREHOLDERS’ EQUITY		263,892	282,436
Non-current liabilities:
Provisions for risks and charges	7.11	14,295	17,253
Employee benefit obligations	7.12	3,039	3,337
Deferred tax liabilities	7.13	7,950	7,925
Bank borrowings and other financial liabilities	7.14	52,368	51,418
Other payables and other non-current liabilities	7.15	28,585	30,299
Total non-current liabilities		106,237	110,232
Current liabilities:
Trade payables	7.16	113,644	114,554
Current tax liabilities	7.17	8,755	2,385
Bank borrowings and other financial liabilities	7.14	19,606	14,725
Other payables and other current liabilities	7.18	33,493	31,226
Total current liabilities		175,498	162,890
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		545,627	555,558

Consolidated statement of comprehensive income
For the Years Ended 31 December 2017, 2016 and 2015

		For the Years Ended
	Notes	31 December 2017	31 December 2016	31 December 2015
		€thousand	€thousand	€thousand
Revenues	8.1	667,984	668,695	645,002
Other income	8.2	5,863	4,605	4,508
Total revenues and income		673,847	673,300	649,510
Raw materials (including change in stocks)	8.3	105,975	129,480	101,296
Cost of services	8.4	385,721	366,749	349,602
Personnel costs	8.5	130,735	125,201	111,080
Amortization, depreciation and impairment	8.6	39,915	41,508	39,206
Other costs	8.7	5,226	5,878	5,144
Total costs		667,572	668,816	606,328
Operating profit		6,275	4,484	43,182
Financial income (charges), net	8.8	8,612	(11,774)	(14,353)
Profit/(Loss) before taxes		14,887	(7,290)	28,829
Taxes	8.9	83	737	17,624
Net income (A)		14,804	(8,027)	11,205
Attributable to:
- Owners of the parent		11,678	(6,938)	7,486
- Minority interests		3,126	(1,089)	3,719
Items of comprehensive income that will be subsequently recycled to the income statement
Differences on translation of financial statements of foreign entities		(21,148)	3,763	7,158
Items of comprehensive income that will not be subsequently recycled to the income statement
Gains/(Losses) from remeasurements of defined benefit plans		98	(30)	107
Tax effect on income/(loss) from remeasurements of defined benefit plans		(10)	14	(33)
Total items of comprehensive income (B)		(21,060)	3,747	7,232
Total comprehensive income of the period (A+B)		(6,256)	(4,280)	18,437
Attributable to:
- Owners of the parent		(5,064)	(3,970)	13,352
- Minority interests		(1,192)	(310)	5,085

Consolidated statement of cash flow
For the Years Ended 31 December 2017, 2016 and 2015

		For the Years Ended
	Notes	31 December 2017	31 December 2016	31 December 2015
		€thousand	€thousand	€thousand
Profit/(Loss) before taxes		14,887	(7,290)	28,829

Depreciation, amortization and impairment of fixed assets and receivables	7.1	39,915	41,508	39,206
Net provisions	7.11	5,629	2,588	4,384
Financial charges/(income), net (excluding exchange gains/losses)	8.8	(2,877)	8,162	7,521
Other non-monetary changes		-	-	258
Charge to/(Release of) provision for obsolescence	7.6	(7,855)	(1,021)	-
Gain on disposal of key money	7.1	(2,860)	-	-

Changes in:
Inventories	7.6	(8,936)	9,419	(23,194)
Trade and other receivables	7.5, 7.8, 7.4	(4,635)	(170)	(3,706)
Trade and other payables	7.16, 7.18, 7.15	2,468	14,897	16,236
Provisions for risks and charges	7.11	(2,756)	(1,785)	(7,662)
Provision for employee benefits	7.12	(202)	(50)	(140)
Interest paid	8.8	(8,593)	(5,942)	(5,960)
Interest received	8.8	582	657	27
Income taxes paid	8.9	(5,372)	(14,511)	(25,599)
Cash generated from (used in) operating activities		19,395	46,462	30,200
Investment
Additions to tangible assets	7.2	(23,744)	(43,215)	(48,097)
Additions to intangible assets	7.1	(4,909)	(5,055)	(8,201)
Disinvestment
Disposals of tangible assets	7.2	-	654	(334)
Disposals of intangible assets	7.1	3,443	-	-
(Increase)/Decrease in financial receivables	7.8	-	-	1,403
Deconsolidation Immagine Srl		-	-	(4)
Cash generated from (used in) investing activities		(25,210)	(47,616)	(55,233)

Proceeds from borrowings	7.14	18,074	13,000	20,000
Repayment of borrowings	7.14	(5,820)	(5,674)	(51,325)
Increase/(Decrease) in other financial debts	7.14	794	2,419	(1,758)
Capital increase net of treasury shares buyback	7.10	(686)	613	40,832
Capital increase Versace Australia		-	-	500
Liquidation of Verim S.A.		(872)	-	-
Liquidation of Veze Srl	7.10	-	-	(572)
Dividends paid	7.10	(10,204)	(5,775)	(6,554)
Cash generated from (used in) financing activities		1,286	4,583	1,123
Net cash flow of the period		(4,529)	3,429	(23,910)
Cash and cash equivalents at the beginning of the period	7.9	37,619	33,805	57,527
Net cash flow of the period		(4,529)	3,429	(23,910)
Exchange differences		(2,821)	385	188
Cash and cash equivalents at the end of the period	7.9	30,269	37,619	33,805

Statement of changes in consolidated shareholders’ equity
For the Years Ended 31 December 2017, 2016 and 2015

	Notes	Share capital	Share premium reserve	Legal reserve	Other reserves	Translation differences	Profit/ (Loss) for the year	Equity attributable to owners of the parent	Non-controlling interests	Total shareholders’ equity
		€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
31 December 2014		10,000	2,014	2,000	170,912	5,798	16,926	207,650	37,278	244,928
Appropriation of profit/(loss) for the year		-	-	-	16,926	-	(16,926)	-	-	-
Capital increase due to minority interests contribution	7.10	-	-	-	26,607	-	-	26,607	14,225	40,832
Transactions with shareholders
Dividend distribution	7.10	-	-	-	(5,000)	-	-	(5,000)	(1,554)	(6,554)
Deconsolidation of Immagine Srl		-	-	-	-	-	-	-	(2,322)	(2,322)
Liquidation of Veze Srl		-	-	-	-	-	-	-	(572)	(572)
Disposal 30% of Versace Australia and related put option		-	-	-	(2,644)	-	-	(2,644)	(226)	(2,870)
Profit/(Loss) for the year		-	-	-	-	-	7,486	7,486	3,719	11,205
Other items of comprehensive income
Gains/(Losses) from remeasurements of defined benefit plans		-	-	-	59	-	-	59	15	74
Differences from translation of foreign entities’ financial statements		-	-	-	-	5,807	-	5,807	1,351	7,158
Profit/(Loss) for the year including other items of comprehensive income		-	-	-	59	5,807	7,486	13,352	5,085	18,437
31 December 2015		10,000	2,014	2,000	206,860	11,605	7,486	239,965	51,913	291,878
Appropriation of profit/(loss) for the year		-	-	-	7,486	-	(7,486)	-	-	-
Capital increase due to minority interests contribution	7.10	-	-	-	679	-	-	679	332	1,011
Repurchase of treasury shares	7.10	-	-	-	(268)	-	-	(268)	(130)	(398)
Transactions with shareholders
Dividend distribution	7.10	-	-	-	(4,000)	-	-	(4,000)	(1,775)	(5,775)
Profit/(Loss) for the year		-	-	-	-	-	(6,938)	(6,938)	(1,089)	(8,027)
Other items of comprehensive income
Gains/(Losses) from remeasurements of defined benefit plans		-	-	-	(28)	-	-	(28)	11	(17)
Differences from translation of foreign entities’ financial statements		-	-	-	-	2,996	-	2,996	767	3,763
Profit/(Loss) for the year including other items of comprehensive income		-	-	-	(28)	2,996	(6,938)	(3,970)	(310)	(4,280)
31 December 2016		10,000	2,014	2,000	210,729	14,601	(6,938)	232,406	50,030	282,436
Appropriation of profit/(loss) for the year		-	-	-	(6,938)	-	6,938	-	-	-
Repurchase of treasury shares	7.10	-	-	-	(456)	-	-	(456)	(230)	(686)
Transactions with shareholders
Dividend distribution	7.10	-	-	-	(9,000)	-	-	(9,000)	(2,076)	(11,076)
Other movements	7.10	-	-	-	(526)	-	-	(526)	-	(526)
Profit/(Loss) for the year		-	-	-	-	-	11,678	11,678	3,126	14,804
Other items of comprehensive income
Gains/(Losses) from remeasurements of defined benefit plans		-	-	-	50	-	-	50	38	88
Differences from translation of foreign entities’ financial statements		-	-	-	-	(16,792)	-	(16,792)	(4,356)	(21,148)
Profit/(Loss) for the year including other items of comprehensive income		-	-	-	50	(16,792)	11,678	(5,064)	(1,192)	(6,256)
31 December 2017		10,000	2,014	2,000	193,859	(2,191)	11,678	217,360	46,532	263,892

Notes to the consolidated financial statements
For the Years Ended 31 December 2017, 2016 and 2015

1	General
GIVI Holding S.p.A. (the “Company” or “GIVI Holding”) and its subsidiaries (“GIVI Group” or the “Group”) is a worldwide leader in the luxury sector, where, under its proprietary trademarks, it creates, manufactures, distributes and markets also by means of licensing agreements with third parties luxury goods ranging from the Haute Couture collections of Atelier Versace to ready-to-wear collections, from jewelry to fragrances, from home furnishings to porcelain tableware collections, to interior design. The Group’s products are distributed worldwide through a network of highly specialized stores consisting mainly of DOS (Directly Operated Stores), franchised stores and a number of independent multi-brand stores, department stores and duty-free shops.

GIVI Holding is a company incorporated and domiciled in Italy and organized under the laws of the Italian Republic, with registered office in Milan, Via Manzoni, 38. As of 31 December 2017, 2016 and 2015 the Company’s ownership structure was as follows:

Share capital	31 December 2017		31 December 2016		31 December 2015
	No. of shares	%	No. of shares	%	No. of shares	%
Versace Santo	3,000,000	30.00%	3,000,000	30.00%	3,000,000	30.00%
Versace Donatella	2,000,000	20.00%	2,000,000	20.00%	2,000,000	20.00%
Versace Beck Allegra Donata	5,000,000	50.00%	5,000,000	50.00%	5,000,000	50.00%
Borgo Luxembourg S.à.r.l.	1	0.00%	1	0.00%	1	0.00%
Total	10,000,001	100.00%	10,000,001	100.00%	10,000,001	100.00%

2	Summary of reporting standards adopted

2.1	Basis of preparation
These Consolidated Financial Statements have been prepared in accordance with international Financial Reporting Standards as issued by the International Accounting Standard Board (“IFRSs”), as they apply to the consolidated financial statements for the year ended 31 December 2017. The Consolidated Financial Statements have been prepared in accordance with the going concern basis of accounting and using the historical cost convention, except for certain line items that are recognized at fair value, in compliance with International Financial Reporting Standards.
These consolidated financial statements for the years ended 31 December 2017, 2016 and 2015 (the “Three-years Consolidated Financial Statements”) have been drawn up on the basis of the information known as at the dates of preparation the annual consolidated financial statements of GIVI Holding for each of the years ended 31 December 2017, 2016 and 2015, respectively.
These Consolidated Financial Statements were approved by the Company’s Board of Directors on 21 December 2018.

2.2	Layout and content of the financial statements
With regard to the layout and content of the individual financial statements, the Group has made the following choices:

i)	The consolidated statement of financial position presents current and non-current assets and current and non-current liabilities in separate sections;

ii)	The consolidated statement of comprehensive income classifies costs and revenues by nature; and

iii)	The consolidated statement of cash flows is presented using the indirect method.
The Group has opted to prepare a statement of comprehensive income which includes, in addition to the profit or loss for the year, changes in shareholders’ equity relating to items of income or expense that are recognized in equity as expressly required by IFRS.
The layouts used, as specified above, are those that best present the Group’s results of operations, financial position and cash flows.
The Consolidated Financial Statements are presented in euro, the Group’s functional currency.
The amounts in the primary financial statements and those in the tables included in the explanatory notes are expressed in thousands of euro, unless otherwise specified.

2.3	Consolidation area and changes therein
The Consolidated Financial Statements include the financial statements of the Company and the financial statements of its subsidiaries. The latest financial statements have been adjusted, where necessary, to conform to the financial reporting standards applied by the Company.
Below is a list of the entities whose financial statements have been included in the consolidation as of 31 December 2017, 2016 and 2015, with the respective registered office, capital stock, percentage held and consolidation method used in the preparation of the Group’s Consolidated Financial Statements.

Legal name	Registered office	Functional currency	Capital	Percentage held		Consolidation method	Equity	Net profit/(loss)
			(currency unit)	Directly	Indirectly

GIVI Holding S.p.A.	Milan, Italia	Euro, EUR	10,000,001	Parent Company

Gianni Versace SpA	Milan, Italia	Euro, EUR	81,857,275	79.80%	-	Line by line	240,069,156	(7,969,735)
Creek Apartments Ltd	Dubai, UAE	UAE dirham, AED	18,300,000	-	100%	Line by line	10,870,960	(203,971)
Verim S.r.l.	Milan, Italia	Euro, EUR	10,000,000	100%	-	Line by line	26,765,262	1,082,001
Verim SA (a)	Luxemburg	Swiss franc, CHF	500,000	-	60%	Line by line	2,770,756	1,134,947
Versace Macau Ltd (b)	Taipa, Macau	Macau pataca, MOP	10,900,000	-	100%	Line by line	400,023,914	14,801,655
Versace Malaysia Sd. Bhd. (c)	Kuala Lumpur, Malaysia	Ringgit, MYR	25,000,000	-	100% (whereof 30% through a trust company)	Line by line	8,400,060	1,685,003
Versace Taiwan Co. Ltd (d)	Taipei, Taiwan	Taiwan dollar, TWD	192,100,000	-	100%	Line by line	65,905,804	6,164,316
Versace (Suisse) S.A.	Lugano, Switzerland	Swiss franc, CHF	3,000,000	-	100%	Line by line	3,473,098	128,370
Versace Asia Pacific Ltd	Hong Kong, China	Hong Kong dollar, HKD	378,192,322	-	100%	Line by line	507,420,174	38,317,565
Versace Belgique S.A.	Brusells, Belgium	Euro, EUR	1,130,000	-	100%	Line by line	1,368,910	154,124
Versace China Ltd	Beijing,, China	Renminbi, CNY	85,941,680	-	100%	Line by line	356,495,499	55,970,915
Versace Deutschland GmbH	Frankfurt, Germany	Euro, EUR	20,020,832	-	100%	Line by line	8,847,687	425,160
Versace do Brasil - Importacao e Distribuicao de produtos de vestuario e acessorios LTDA	São Paulo, Brazil	Real, BRL	44,834,069	0.05%	99.95%	Line by line	16,769,661	994,307
Versace Espana S.A.	Madrid, Spain	Euro, EUR	6,035,173	-	100%	Line by line	6,653,229	355,736
Versace Australia	Sydney, Australia	Australian dollar, AUD	2,261,143	-	70%	Line by line	2,771,139	146,902
Versace Turchia	Istanbul, Turkey	Turkish lira, TRY	10,300,000	-	100%	Line by line	1,442,741	(669,478)
Versace Hellas	Athens, Greece	Euro, EUR	300,000	-	100%	Line by line	190,386	43,051
Versace Canada	Toronto, Canada	Canadian dollar, CND	2,177,800	-	100%	Line by line	3,164,204	313,177
Versace France S.A.	Paris, France	Euro, EUR	9,299,910	-	100%	Line by line	13,135,472	5,053,838
Versace Japan Co. Ltd	Tokyo, Japan	Yen, JPY	90,000,000	-	100%	Line by line	420,211,907	24,393,057
Versace Korea Co. Ltd	Seoul, South Korea	South Korean Won, KRW	1,000,000,000	-	70%	Line by line	1,330,589,693	577,463,434
Versace Singapore Ltd	Singapore	Singaporean dollar, SGD	2,231,857	-	70%	Line by line	2,059,972	427,392
Versace UK Plc	London, UK	Pound sterling, GBP	33,765,938	-	100%	Line by line	8,170,306	825,264
Versace USA Inc	New York, USA	US dollar, USD	245,163,068	-	100%	Line by line	59,747,896	4,212,982
Veze France SA (e)	Paris, France	Euro, EUR	-	-	100%	Line by line	-	-
Veze Srl (f)	Novara, Italy	Euro, EUR	2,535,350	-	70%	Line by line	-	-

(a) Put into liquidation during 2016
(b) During the 2016 and 2015 the company name was Modifin Macau Ltd
(c) During 2016 and 2015 the company name was Modifin Malaysia Sd. Bhd.
(d) During the 2016 and 2015 the company name was Modifin Taiwan Co. Ltd
(e) Merged in Versace France SA from January 1, 2016
(f) Put into liquidation during 2015

2.4	Basis of consolidation
The criteria adopted by the Group to define the entities whose financials statements are included in consolidation and the basis of consolidation are illustrated below.
Subsidiaries
Subsidiaries are entities over which the Group has control. The Group controls an entity when it is exposed to the variability of the entity’s results and is able to influence those results through the exercise of power over the entity. Generally, control is presumed to exist when the Company holds, directly or indirectly, more than half of the voting rights, including also exercisable or convertible potential voting rights.
All subsidiaries are consolidated on a line-by-line basis from the date control is transferred to the Group. They are excluded from the consolidation when control ceases.
The Group uses the acquisition method to account for business combinations. Under this method:

i)
The consideration transferred in a business combination is measured at fair value, calculated as the sum of the acquisition-date fair values of the assets transferred and liabilities assumed by the Group and the equity instruments issued in exchange for control of the acquiree. Transaction costs are recognized in the income statement as incurred;

ii)
Upon acquisition, the identifiable assets acquired and liabilities assumed are recognized at their fair values at the acquisition date; exceptions are deferred tax assets and liabilities, employee benefit assets and liabilities, liabilities or equity instruments related to share-based payment transactions of the acquiree or share-based payments related to the group issued in replacement of the acquiree’s agreements, and assets (or groups of assets and liabilities) held for sale, which are measured in accordance with the applicable financial reporting standard;

iii)
Goodwill is measured as the difference between the aggregate of the consideration transferred in the business combination, the equity attributable to minority interests and the fair value of the acquirer’s previously-held equity interest in the acquiree, if any, and the acquisition-date fair value of the net assets acquired and liabilities assumed. If the acquisition-date fair value of the net assets acquired and liabilities assumed exceeds the aggregate of the consideration transferred, the equity attributable to minority interests and the fair value of the acquirer’s previously-held equity interest in the acquiree, the excess amount is recognized immediately in profit or loss as a gain from the transaction;

iv)
Any contingent consideration defined in the business combination agreement is measured at the acquisition-date fair value and included in the value of the consideration transferred in the business combination for the purpose of the calculation of goodwill.

In a business combination achieved in stages, the acquirer’s previously-held equity interest is remeasured at fair value at the date control is acquired and any resulting gain or loss is recognized in profit or loss.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, in the Consolidated Financial Statements the Group reports provisional amounts for the items for which recognition cannot be completed. Those provisional amounts are adjusted during the measurement period to reflect new information obtained about facts and circumstances that existed at the acquisition date and, if known, would have affected the measurement of the assets and liabilities recognized as of that date.
There were no business combinations in the years ended 31 December 2017, 2016 and 2015.
Translation of foreign currency financial statements
The financial statements of subsidiaries are prepared using the currency of the primary economic environment in which they operate. Financial statements expressed in currencies other than the euro are translated on the following basis:

i)	Assets and liabilities are translated at the exchange rates as of the closing date;

ii)	Revenues and costs are translated at the average exchange rates for the year;

iii)
The ‘Foreign currency translation reserve’ included in comprehensive income includes both the exchange differences arising from the translation of income items at an exchange rate other than that of the closing date and those generated from the translation of opening shareholders’ equity at an exchange rate other than that of the closing date;

iv)
Goodwill, if any, and fair value adjustments related to the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing date exchange rate.

Subsidiaries with a functional currency other than the euro included in the consolidation perimeter as of 31 December 2017, 2016 and 2015 are listed in Note 2.3 ‘Consolidation area and changes therein’.
The exchange rates applied to Euros in the translation of foreign currency financial statements are listed below:

	Average exchange rate for the year ended
	31 December 2017	31 December 2016	31 December 2015
Currency
Taiwan dollar	34.364	35.689	35.250
US dollar	1.130	1.107	1.110
Australian dollar	1.473	1.488	1.478
Canadian dollar	1.465	1.466	1.419
Swiss franc	1.112	1.090	1.068
Turkish lira	4.121	3.343	3.025
Pound sterling	0.877	0.819	0.726
Yen	126.711	120.197	134.254
Hong Kong dollar	8.805	8.592	8.601
Macau pataca	9.069	8.851	8.861
Ringgit	4.853	4.584	4.337
Renminbi	7.629	7.352	6.973
UAE dirham	4.148	4.063	4.073
Singaporean dollar	1.559	1.528	1.525
Real	3.605	3.856	3.700
South Korean won	1,276.738	1,284.181	1,256.545

	Closing exchange rate as of
	31 December 2017	31 December 2016	31 December 2015
Currency
Taiwan dollar	35.656	33.999	35.791
US dollar	1.199	1.054	1.089
Australian dollar	1.535	1.460	1.490
Canadian dollar	1.504	1.419	1.512
Swiss franc	1.170	1.074	1.084
Turkish lira	4.546	3.707	3.177
Pound sterling	0.887	0.856	0.734
Yen	135.010	123.400	131.070
Hong Kong dollar	9.372	8.175	8.438
Macau pataca	9.653	8.420	8.692
Ringgit	4.854	4.729	4.696
Renminbi	7.804	7.320	7.061
UAE dirham	4.404	3.870	3.997
Singaporean dollar	1.602	1.523	1.542
Real	3.973	3.431	4.312
South Korean won	1,279.610	1,269.360	1,280.780

Foreign currency transactions
Transactions in currencies other than the functional currency are recognized at the exchange rate of the trade date. Monetary assets and liabilities denominated in currencies other than the euro are subsequently adjusted to the exchange rate of the closing date.
Exchange differences arising from sales and purchases of finished products, raw materials and consumables and from transactions of a financial nature are classified in the income statement within ‘Financial income (charges), net’.
Non-monetary assets and liabilities denominated in currencies other than the euro are recognized at historical cost using the exchange rate of the date of initial recognition.

2.5	Accounting policies
Intangible assets
Intangible assets are identifiable non-monetary assets without physical substance, controlled by the Group and capable of generating future economic benefits. Those items are recognized at purchase and/or production cost, including costs directly attributable to the preparation of the asset for use, less accumulated amortization and any impairment losses.
Other intangible assets include mostly key money, i.e. amounts paid by the Group to take over leases of commercial properties in prime locations, as well as licenses, patents and software. Key money is normally amortized over the term of the lease, except where a legal right to refund exists, in particular for stores located in France where amounts paid are considered indefinite-lived and tested for impairment at least annually.
Amortization of intangible assets begins when an asset becomes available for use and is recognized systematically over the asset’s estimated useful life.
The useful lives estimated by the Group for the various categories of intangible assets are the following:

Amortization rate

Industrial and other patent rights	33%
Key money	over the term of the lease
Brand and extensions thereof	5% - 10%

Other intangible assets:
- Concessions, licenses and similar rights	33%
- Other deferred charges	20%
Property, plant and equipment
Property, plant and equipment is measured at purchase or production cost, less accumulated depreciation and any impairment losses. Cost includes all expenses directly incurred to make an asset ready for its intended use, as well as any costs of dismantling and removing the item that will be incurred as a consequence of contractual obligations to restore the asset to its original condition.
Ordinary and/or scheduled maintenance and repair costs are charged directly to profit or loss as incurred. Costs relating to the expansion, upgrading or improvement of freehold or leasehold structures are capitalized to the extent that they qualify as separate assets or parts thereof.

Leasehold improvements comprise costs incurred to furnish and upgrade the network of directly operated stores and all other properties not owned by the Group.
Depreciation is charged on a straight-line basis at rates that make it possible to depreciate the assets in full over their useful lives.
The useful lives estimated by the Group for the various categories of property, plant and equipment are the following:

Depreciation rate
Business operating properties	3%
Plant and machinery	12.5% - 30%
Industrial and commercial equipment	15% - 25%
Leasehold improvements	over the shorter of the remaining term of the lease and the useful life of the improvements
Other assets:
- Furniture, fixtures and furnishings	12% - 15%
- Electronic office machines	20%
- Vehicles	25%
Finance leases
Items of property, plant and equipment held under finance leases, which substantially transfer the risks and benefits of ownership to the Group, are recognized as assets at fair value or, if lower, at the present value of minimum future lease payments, including any amounts payable to exercise the purchase option. The assets are depreciated using the method and rates applicable to items of property, plant and equipment, unless the term of the lease is shorter than the useful life represented by the corresponding depreciation rates and there is not a reasonable certainty that ownership of the asset leased will be transferred on expiry of the lease agreement; in that event the depreciation period shall be equal to the term of the lease.
Leases in which the lessor substantially retains the risks and benefits of ownership of the assets are classified as operating leases. Minimum lease payments related to operating leases are recognized in the income statement on a straight-line basis over the lease term, taking into account any renewals when it is reasonably certain since the inception of the lease that the lessee shall exercise the renewal option. Contingent rent payments are recognized in the income statement when they occur.
Impairment losses of intangible assets and property, plant and equipment
The Group verifies the recoverability of the carrying amounts of intangible assets with finite lives and of property, plant and equipment at least annually, in order to determine if any indicators exist that the assets may have become impaired. If such indicators exist, the asset is tested for impairment and an impairment loss is recognized if the recoverable amount resulting from the test is lower than the asset’s carrying amount.
When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit (CGU) to which the asset belongs. An asset’s recoverable amount is the higher of its fair value less costs to sell and value in use. To determine the value in use of an asset, the Group calculates the present value of the estimated future cash flows expected to be derived from an asset or CGU, before tax, applying a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognized if the recoverable amount is lower than the carrying amount.

When the circumstances that gave rise to an impairment loss no longer exist, the carrying amount of the asset is increased up to its recoverable amount. This cannot exceed the value that would have been determined if no impairment loss had been recognized. The reversal of an impairment loss is recognized immediately in profit or loss.
Trade and other current and non-current receivables
Trade and other current and non-current receivables (financial assets) are non-derivative financial instruments, mostly trade receivables, with fixed or determinable payments that are not quoted in an active market. Trade and other receivables are classified in current assets on the statement of financial position, except for those falling due after one year from the reporting date, which are classified in non-current assets.
These financial assets are recognized as assets when the Group becomes party to the related agreements. Purchases and sales of financial assets are accounted for on the settlement date.
Financial assets are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less any impairment losses.
Impairment losses on receivables are recognized in the income statement when there is objective evidence that the Group will not be able to recover the receivable on the basis of the contractual terms.
The amount of the impairment is measured as the difference between the carrying amount of the asset and the present value of the estimated future cash flows.
Receivables are reported net of the related allowance for bad debts.
The recognition of factoring transactions is subject to the requirements of IAS 39 for the derecognition of financial assets. Consequently, all receivables transferred to factors are maintained on the statement of financial position if the factoring agreement contains clauses that involve the Company maintaining a significant exposure to the cash flows from the receivables factored.
Inventories
Inventories are measured at the lower of purchase and/or production cost, determined using the weighted average cost method, and net realizable value. Purchase cost includes ancillary charges relating to purchases during the period; production cost includes directly attributable charges and a portion of overhead costs reasonably attributable to the products. Net realizable value is the estimated selling price less the estimated costs to complete and the estimated costs to sell the product.
Where necessary, provisions are posted for obsolescence of materials or products, having regard to their expected use and realizable values.
Derivative financial instruments
All derivative financial instruments (including embedded derivatives) are measured at fair value.
Under IFRS, an embedded derivative is a component of a hybrid instrument that also includes a non-derivative primary contract. The hybrid financial instrument comprises a non-derivative host contract and a derivative instrument that alters its characteristics in such a way that the cash flows vary in a manner similar to a stand-alone derivative instrument. An embedded derivative modifies the cash flows of a financial instrument based on changes in interest rates, exchange rates or other variables. In order to account for an embedded derivative, it is necessary, under certain conditions, to separate it from the host contract, and then measure it independently at its fair value.

The Group uses derivative financial instruments to hedge exchange rate risk.
Consistent with IAS 39, derivative financial instruments qualify for hedge accounting only when:

•	the hedging relationship is formally designated and documented on inception of the hedge;

•	the hedge is expected to be highly effective;

•	its effectiveness can be measured reliably;

•	the hedge is highly effective during the different accounting periods for which it is designated.
When derivative financial instruments qualify for hedge accounting, the following treatments are applied:

i)
Fair value hedge – If a derivative financial instrument is designated as a hedge of the exposure to fair value changes of a recognized asset or liability, the change in fair value of the hedging derivative is recognized in the income statement consistently with the fair value measurement of the asset or liability hedged;

ii)
Cash flow hedge – If a derivative financial instrument is designated as a hedge of the exposure to changes in the cash flows of a recognized asset or liability or of a highly probable forecasted transaction that could affect the income statement, the effective portion of the gains or losses on the hedging instrument is recognized in equity; the cumulative gain or loss is reversed from equity and transferred to the income statement in the same period in which the hedged transaction is recognized; the gain or loss associated with a hedge, or the portion of the hedge that has become ineffective, is charged to profit or loss when the ineffectiveness is determined.

When a derivative instrument does not qualify for hedge accounting, changes in fair value of the derivative instrument are charged to profit or loss.
At the reporting date, the effects of the fair value measurement of derivative financial instruments were charged directly to the statement of comprehensive income, on the line ‘Financial income (charges), net’.
Fair values of financial instruments
The fair values of financial instruments quoted in an active market are based on market prices at the reporting date. The fair values of financial instruments that are not quoted in an active market are determined using valuation techniques based on methods and assumptions linked to market conditions at the reporting date.
Cash and cash equivalents
Cash and cash equivalents comprise cash, credit balances on current accounts with banks, deposits repayable on demand and other short-term highly liquid investments that can be readily converted to cash, or are convertible into cash within 90 days of the original acquisition date and are subject to an insignificant risk of changes in value.
Financial liabilities, trade and other payables
Financial liabilities (excluding derivative financial instruments), trade and other payables are initially recognized at fair value, less directly attributable ancillary charges, and subsequently measured at amortized cost using the effective interest method. If there is a change in the estimated future cash flows, the value of the liabilities is recalculated to reflect this change based on the present value of the new estimated future cash flows and the internal rate of return originally determined.
Financial liabilities are classified in current liabilities, unless the Group has an unconditional right to defer settlement for at least twelve months from the reporting date.
Financial liabilities are derecognized when they are extinguished and when the Group has transferred all the risks and charges related to the instruments.

Employee benefit obligations
Employee benefit obligations payable on or after termination of employment comprise mainly the Italian employee severance indemnity (Trattamento di Fine Rapporto, “TFR”) governed by article 2120 of the Civil Code along with other similar defined employees benefit plans relating to foreign employees. Following the reform of social security, the TFR indemnities earned by employees starting from 1 January 2007 are either paid into pension funds or a treasury fund operated by INPS (Italian Social Welfare Agency), national social security, or else, if an employer has fewer than 50 employees, may be maintained in the company as was the case in previous years.
TFR is a defined benefit plan, i.e. a formalized program of benefits to be disbursed subsequent to the end of the employment relationship which constitutes a future obligation for which the Group assumes actuarial and investment risks.
As required by IAS 19, the Group uses the projected unit credit method to determine the present value of the obligation and related current service cost; this method requires the use of unbiased and mutually compatible actuarial assumptions about demographic (mortality rate, staff turnover rate) and financial (discount rate, future salary increases) variables. Actuarial gains and losses are recognized in equity.
Provisions for risks and charges
Provisions are made for specific losses or liabilities that are certain or probable, the amounts and timing of which cannot be determined accurately at the year end.
Provisions are posted only when a present (legal or constructive) obligation exists as a result of past events and it is probable that settlement of the obligation will require an outflow of resources embodying economic benefits. The amount recognized as a provision shall be the best estimate at the reporting date of the expenditure required to settle the obligation. The discount rate used to determine the present value of the liability reflects current market values and considers the specific risk associated with each liability.
Where the effect of the time value of money is material and the date of settlement can be estimated reliably, the amount of a provision shall be the present value of the expenditure expected to be required to settle the obligation, calculated using a discount rate that reflects current market assessments of the time value of money and the risks specific to the liability. An increase in the value of the provision caused by the passage of time is reported as a financial charge.
Risks where the occurrence of a liability is merely possible are disclosed in the specific section of the notes on contingent liabilities and no provision is posted.
Revenue recognition
Revenues from sales of goods are recognized in comprehensive income upon the transfer to the customer of the risks and rewards of ownership of the product sold, normally on delivery or shipment; revenues from services are recognized in the accounting period in which the services are rendered.
Revenue is recognized at the fair value of the consideration received, less value added tax, expected returns, discounts, markdowns and rebates. Revenue is recognized when the amount can be estimated reliably and it is probable that the future economic benefits will flow to the Group.

With regard to the key categories of revenues of the Group, recognition is based on the following criteria:

•
Sales of goods – retail channel: the Group operates in the retail channel through its DOS (Directly Operated Stores) network. Revenue is recognized upon delivery of goods to customers. Sales are usually collected in cash or by credit card;

•
Sales of goods – wholesale channel: the Group distributes products in the wholesale channel (franchisees, multi-brand stores, duty-free shops, in-store boutiques and department stores). Revenue is recognized upon actual transfer of ownership of the goods, mostly coinciding with shipment;

•	Services rendered (Interior design): revenue is recognized based on the percentage of completion at the reporting date;

•
Royalties: royalties originate from the application of contractual fees to revenues generated by final retailers or intermediate distributors, from authorized manufacturers (“licensees”) of products marketed under the trademarks owned by the Versace Group, or from the application of fees for the use of the brand in promotional activities. Revenue is recognized according to the substance of the related agreement.

Cost recognition
Costs are recognized upon the purchase of the product or service. Costs relating to the opening or refurbishment of a store are generally charged to net income, unless they meet the requirements to be capitalized in tangible assets as leasehold improvements.
Costs directly attributable to a capital increase are deducted from equity.
Share-based payment transactions
In share-based payment transactions, the Group recognizes the cost of services purchased when the service is received. The corresponding entry is an increase in equity or a liability, depending on the method of settlement, specifically whether the obligation is equity settled or cash settled.
If the plan is cash settled, the Group measures the services received and the related liability at the fair value of the services and adjusts the liability at each reporting date until it is settled. Any change in fair value is recognized in the income statement.
If the plan is equity settled, the Group measures fair value only at the grant date.
Taxes
Current taxes are calculated on the basis of the taxable income of the period, calculated at the tax rates in force at the reporting date.
Deferred tax assets and liabilities are calculated on all differences arising between the tax base of an asset or liability and its carrying amount. Deferred tax assets, including those relating to tax losses carried forward for the portion not offset by deferred tax liabilities, are recognized to the extent that it is probable that future taxable income will be available against which they can be utilized. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the differences will be realized or settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period.

Current taxes and deferred tax assets and liabilities are recognized in the income statement, except when they relate to items charged or credited directly to equity, in which case the related tax is also recognized directly in equity. Taxes are offset when they are levied by the same taxation authority and there is a legal right of set-off.
Since FY 2005, the Company has participated together with its subsidiaries Gianni Versace S.p.A. (“Gianni Versace”) and Verim Srl (“Verim”) in the national tax consolidation regime governed by the Decree of the Ministry of Finance dated 9 June 2004.
The Company renewed its option to participate in the national tax consolidation in 2017.

3	Estimates and assumptions
The preparation of financial statements requires management to apply accounting policies and methods that are sometimes based on subjective judgements, estimates based on past experience and assumptions that are from time to time considered reasonable and realistic in the circumstances. The application of these estimates and assumptions affects the amounts presented in financial statements and the related disclosures. The actual amounts of items for which estimates and assumptions were used may differ from those reported in the financial statements due to the uncertainty that characterizes assumptions and the conditions on which estimates are based.
Below is a list of the items that require greater subjectivity when making estimates and for which a change in the conditions underlying the assumptions used could have a significant impact on the Group’s financial results.

a)
Impairment of receivables: the impairment of receivables reflects management’s best estimate of the losses that will be incurred on trade receivables. The estimate is based on the losses expected by the Group, determined based on past experience with similar receivables, current and past overdue accounts, careful monitoring of credit quality and projections about economic and market conditions.

b)
Inventories: the inventories which are obsolete are periodically evaluated and written down in the case that their net realizable value is lower than their carrying amount. Write-downs are calculated on the basis of management assumptions and estimates which are derived from experience and historical results.

c)
Deferred tax assets: the recognition of deferred tax assets is based on the expectation of sufficient taxable income in future years against which they can be recovered. Estimates of taxable income for the purpose of the recognition of deferred tax assets depend on factors that may change over time, generating significant effects on the recoverability of deferred tax assets.

d)
Provisions for risks and charges: provisions are posted for the risk of unfavorable outcome of legal and tax disputes. The values of provisions reflect management’s best estimate at the reporting date. This estimate entails the adoption of assumptions that depend on factors that may change over time and which could therefore have significant effects compared with management’s current estimates made in the preparation of the Consolidated Financial Statements.

e)
Fair value of derivative financial instruments: the fair value of financial assets that are not quoted, such as derivative financial instruments, is determined through widely used financial valuation techniques that require the use of estimates and underlying assumptions. The assumptions may not materialize in the expected timeframe and manner. Therefore, the Group’s estimates may differ from actual amounts.

4	New standards, amendments and interpretations not yet applicable and not adopted early by the Group
The following table lists the International Financial Reporting Standards and interpretations approved by the IASB that effective on or after 1 January 2018.

Description	Effective date
IFRS 15 Revenue from Contracts with Customers, which includes Amendments to IFRS 15: Effective date	Financial years beginning on or after 1 Jan. 2018
Clarifications to IFRS 15 Revenue from Contracts with Customers	Financial years beginning on or after 1 Jan. 2018
IFRS 16 Leases	Financial years beginning on or after 1 Jan. 2019
Amendments to IFRS 4 - Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts	Financial years beginning on or after 1 Jan. 2018
IFRS 9 Financial instruments	Financial years beginning on or after 1 Jan. 2018
IFRS 17 Insurance Contracts (issued on 18 May 2017)	Financial years beginning on or after 1 Jan. 2021
IFRIC 22 Foreign Currency Transactions and Advance Consideration (issued on 8 December 2016)	Financial years beginning on or after 1 Jan. 2018
IFRIC 23 Uncertainty over Income Tax Treatments (issued on 7 June 2017)	Financial years beginning on or after 1 Jan. 2019
Amendments to IFRS 2: Classification and Measurement of Share-based Payment Transactions (issued on 20 June 2016)	Financial years beginning on or after 1 Jan. 2018
Annual Improvements to IFRS Standards 2014-2016 Cycle (issued on 8 December 2016)	Financial years beginning on or after 1 Jan. 2018
Amendments to IAS 40: Transfers of Investment Property (issued on 8 December 2016)	Financial years beginning on or after 1 Jan. 2018
Amendments to IFRS 9: Prepayment Features with Negative Compensation (issued on 12 October 2017)	Financial years beginning on or after 1 Jan. 2019
Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures (issued on 12 October 2017)	Financial years beginning on or after 1 Jan. 2019
Annual Improvements to IFRS Standards 2015-2017 Cycle (issued on 12 December 2017)	Financial years beginning on or after 1 Jan. 2019
IFRS 15 “Revenue from Contracts with Customers” replaces the standards and interpretations currently in force applicable to revenue recognition (IAS 18 and IAS 11, IFRIC 13 “Customer Loyalty Programs”, IFRIC 15 “Agreements for the Construction of Real Estate”, IFRIC 18 “Transfers of Assets from Customers” and SIC-31 “Revenue - Barter Transactions Involving Advertising Services”). The new standard introduces a 5-step measurement method to analyze transactions and determine revenue recognition with consideration to both, the timing of recognition and the amounts recognized. The standard mandatorily requires retrospective application, under either of the following approaches:

•	Full retrospective approach: retrospectively to each comparative year presented in accordance with IAS 8; or

•	Modified retrospective approach: recognizing the cumulative effect from the date of initial application of the standard (1 January 2018) only to contracts that are not completed at that date.
The Group will adopt the modified retrospective approach; the Group has analyzed the different types of contracts related to the sale goods, services and revenues from royalties and determined that no significant impact as a result of the adoption the new standard. As a result of the adoption of the new standard a different presentation for sales return will be adopted only for balance sheet. A refund liability for the expected refunds to customers will be recognized in ‘Other payables and other current liabilities’ and an asset representing the right to recover the product from the customer where the customer exercises his right of return will be recognized within ‘Inventories’.

IFRS 16 – ‘IFRS 16 – Leases’ was issued in January 2016. It will result in almost all leases being recognized on the balance sheet, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the lease item) and a financial liability to pay rentals are recognized. The only exceptions are short-term and low-value leases. The accounting for lessors will not significantly change. The standard will affect primarily the accounting for the Group’s operating leases. As of 31 December 2017, the Group has non-cancellable operating lease commitments of approximately €400 million. However, the Group has not yet determined to what extent these commitments will result in the recognition of an asset and a liability for future payments and how this will affect the Group’s profit and classification cash flows. The standard is mandatory for first interim periods within annual reporting periods beginning on or after 1 January 2019. The Group does not intend to adopt the standard before its effective date.
The project to revise the standard on financial instruments was completed with the publication of the complete version of IFRS 9 “Financial instruments”. The standard’s new provisions: (i) modify the classification and measurement model of financial assets; (ii) introduce the notion of expected credit losses as a variable to be considered in the measurement of financial assets and the calculation of impairment; and (iii) modify the hedge accounting rules.
The purpose of “Amendments to IFRS 4: Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts” is to solve the issues that insurers would face if they applied the new financial instruments standard, IFRS 9, which will replace IFRS 4.
The amendment to IFRS 17 “Insurance Contracts” is designed to improve understanding by investors, and other stakeholders, of insurers’ exposure to risk, profitability and financial position.
IFRIC 22 “Foreign Currency Transactions and Advance Consideration” examines how to determine the exchange rate to be used in translation when an entity pays or receives advance consideration in a foreign currency before it recognizes the related asset, expense or income.
IFRIC 23 “Uncertainty over Income Tax Treatments” provides guidance on how to reflect uncertainties over the tax treatment of an item in the recognition of income taxes.
“Amendments to IFRS 2: Classification and measurement of share-based payment transactions” provides clarifications on the accounting treatment of certain share-based payment transactions.
“Amendments to IFRS 9: Financial Instruments” allows measurement at amortized cost of some pre-payable financial assets with so-called negative compensation.
The Group expects that the adoption of the standards applicable from financial years beginning on or after 1 January 2018, except for IFRS 16, will not have a material impact on the measurement of the Group’s assets, liabilities, revenues and costs. The Group is assessing the impact of the adoption of IFRS 16.

The Group has not early adopted any standards and/or interpretations whose application is mandatory for financial years beginning after 31 December 2017.

5	Disclosure of financial risks
The key business risks identified, monitored and actively managed, to the extent specified below, by the Group are the following:

•	Market risk (defined as exchange rate risk and interest rate risk);

•	Credit risk (in relation to both ordinary business transactions with customers and financing activities); and

•	Liquidity risk (with reference to the availability of financial resources and access to the credit market and financial instruments in general).
The objective of the Group is to maintain over time a balanced management of its financial exposure, suitable to have a liability structure that matches the asset structure and to ensure the necessary operational flexibility through the use of cash generated from current operations and bank borrowings.
Financial risk management is directed and monitored centrally. Specifically, the central finance function is responsible for evaluating and approving budgeted financial requirements, monitoring developments and adopting appropriate corrective action, where necessary.
The funding instruments most commonly used by the Group are:

•	Medium and long-term loans, to finance capital expenditure; and

•	Short-term borrowings and current account credit facilities, to finance working capital.
The Group enters into foreign currency forward sales and purchase contracts defining in advance the translation rate for future dates with the purpose of reducing foreign exchange risk on the main currencies to which it is exposed.
The following section provides qualitative and quantitative disclosures on the effect of the above risks on the Group.

5.1	Market risks

5.1.1	Foreign exchange risk
Exposure to the risk of fluctuations in exchange rates originates from the commercial activities of the Group that are also conducted in currencies other than the euro. Revenues and costs denominated in foreign currencies may be affected by exchange rate fluctuations with an impact on sales margins (economic risk), and trade payables and receivables denominated in foreign currencies may be affected by the exchange rates used in translation, with an impact on profit and loss figures (transaction risk). Finally, fluctuations in exchange rates have an impact on the consolidated results and shareholders’ equity because the financial statements of subsidiaries are prepared in currencies other than the euro and are subsequently translated (translation risk).
The exchange rates to which the Group is exposed are primarily:

•	EUR/USD;

•	EUR/GBP;

•	EUR/CNY;

•	EUR/HKD.
Exposure originates mainly from sales and, to a lesser extent, purchases.

Exchange rate fluctuations may give rise to the recognition of exchange gains or losses. The Group hedges certain existing sales and purchases, as well as certain highly probable, albeit not finalized, orders pursuing the managerial objective of minimizing the risks to which it is exposed. To this end, the Group has established an internal procedure that defines the rules for monitoring economic flows and the related methods of hedging economic and transaction risk.
The Group’s exposure to foreign currency risk as of 31 December 2017 and 2016, expressed in Euro, was as follows:

	31 December 2017
	USD	GBD	HKD	JPY	OTHER	TOTAL
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
Trade receivables	1,408	355	—	—	3,431	5,194
Trade payables	5,297	397	4	15	152	5,865
Foreign currency forwards by foreign currency - asset (held for trading)	930	129	2,747	96	64	3,966
Foreign currency forwards by foreign currency - liabilities (held for trading)	(243)	—	—	—	(3)	(246)

	31 December 2016
	USD	GBD	HKD	JPY	OTHER	TOTAL
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
Trade receivables	4,759	1,037	—	—	3,258	9,054
Trade payables	3,418	884	248	364	737	5,651
Foreign currency forwards by foreign currency - asset (held for trading)	—	193	—	65	37	295
Foreign currency forwards by foreign currency - liabilities (held for trading)	(1,465)	—	(3,307)	—	(32)	(4,804)
The Group uses forward contracts to hedge the risk that the foreign currencies to which it is exposed may appreciate, with respect to purchases, or depreciate, with respect to sales.
In accordance with IFRS, derivative financial instruments are classified as trading derivatives although they are entered into solely for hedging purposes.
The tables below summarize the key information relating to foreign exchange hedging derivatives. Amounts are expressed in thousands of euro.

USD	Sales		Purchases
	31 December 2017	December 31, 2016	31 December 2017	December 31, 2016
Transaction date	04/04/2017 to 06/12/2017	13/05/2016 to 11/11/2016	20/12/2017 to 28/12/2017	21/12/2016 to 28/12/2016
Maturity	24/01/2018 to 28/11/2018	20/01/2017 to 20/12/2017	31/01/2018	20/01/2017
Notional amount	(25,300)	(28,200)	28,200	3,450
Strike price	from 1.081 to 1.2142	from 1.0883 to 1.1303	from 1.1886 to 1.1962	from 1.04 to 1.0414
Notional amount (EUR)	(21,771)	(25,063)	23,718	3,308
Fair value	930	(1,427)	(243)	(38)

GBP	Sales		Purchases
	31 December 2017	31 December 2016	31 December 2017	31 December 2016
Transaction date	04/04/2017 to 20/12/2017	25/05/2016 to 21/12/2016	28/12/2017	-
Maturity	24/01/2018 to 28/11/2018	20/01/2017 to 20/12/2017	31/01/2018	-
Notional amount	(14,000)	(7,035)	300	-
Strike price	from 0.841 to 0.8977	from 0.7611 to 0.9039	0.8876	-
Notional amount (EUR)	(15,858)	(8,387)	338	-
Fair value	129	193	-	-

JPY	Sales		Purchases
	31 December 2017	31 December 2016	31 December 2017	31 December 2016
Transaction date	20/12/2017	20/12/2016 to 28/12/2016	-	-
Maturity	31/01/2018	20/01/2017	-	-
Notional amount	(1,946,300)	(1,912,700)	-	-
Strike price	134.145	from 122,67 to 122,82	-	-
Notional amount (EUR)	(14,509)	(15,568)	-	-
Fair value	96	65	-	-

CNY	Sales		Purchases
	31 December 2017	31 December 2016	31 December 2017	31 December 2016
Transaction date	05/04/2017 to 20/12/2017	26/05/2016 to 21/12/2016	28/12/2017	21/12/2016
Maturity	24/01/2018 to 28/11/2018	20/01/2017 to 20/12/2017	31/01/2018	20/01/2017
Notional amount	(315,500)	(245,500)	9,750	8,000
Strike price	from 7.6 to 8.229	from 7.2190 to 7.467	7.82	7.219
Notional amount (EUR)	(39,648)	(32,441)	1,247	1,102
Fair value	73	(13)	(3)	(18)

HKD	Sales		Purchases
	31 December 2017	31 December 2016	31 December 2017	31 December 2016
Transaction date	05/04/2017 to 28/12/2017	25/05/2016 to 28/12/2016	-	29/12/2016
Maturity	24/01/2018 to 26/10/2018	20/01/2017 to 20/12/2017	-	20/01/2017
Notional amount	(454,700)	(634,500)	-	12,500
Strike price	from 8.3723 to 9.338	from 8.069 to 8.6725	-	8
Notional amount (EUR)	(50,893)	(73,646)	-	1,539
Fair value	2,747	(3,296)	-	(11)

KRW	Sales		Purchases
	31 December 2017	31 December 2016	31 December 2017	31 December 2016
Transaction date	20/12/2017	21/12/2016	-	-
Maturity	31/01/2018	20/01/2017	-	-
Notional amount	(890,850)	(1,158,000)	-	-
Strike price	1,287.92	1,242.86	-	-
Notional amount (EUR)	(692)	(929)	-	-
Fair value	(4)	18	-	-

Other currencies	Sales		Purchases
	31 December 2017	31 December 2016	31 December 2017	31 December 2016
Transaction date	20/12/2017	21/12/2016	27/12/2017 to 28/12/2017	28/12/2016
Maturity	31/01/2018	20/01/2017	31/01/2018	20/01/2017
Notional amount	Miscellaneous	Miscellaneous	Miscellaneous	Miscellaneous
Strike price	Miscellaneous	Miscellaneous	Miscellaneous	Miscellaneous
Notional amount (EUR)	(7,811)	(6,757)	482	217
Fair value	5	19	-	(1)
Sensitivity Analysis related to exchange rate risk
For the purposes of the sensitivity analysis on exchange rate risk, the items of the statement of financial position (financial assets and liabilities) denominated in currencies other than the functional currency of each entity of the Group have been identified. The assessment of the potential effects of exchange rate fluctuations also took into consideration intercompany payables and receivables in currencies other than the functional currency.

The effects on profit after tax resulting from a 10% appreciation or depreciation against the euro of each of the major currencies to which the Group is exposed are summarized below. Amounts are expressed in thousands of euro.

	-10%	10%		-10%	10%
EUR/USD			EUR/HKD
31 December 2017	(2,904)	2,376	31 December 2017	(4,389)	3,591
31 December 2016	(3,911)	3,200	31 December 2016	(5,597)	4,579
31 December 2015	(2,266)	1,853	31 December 2015	(47)	38

	-10%	10%		-10%	10%
EUR/GBP			EUR/CNY
31 December 2017	(970)	794	31 December 2017	(2,585)	2,115
31 December 2016	(467)	382	31 December 2016	(2,075)	1,698
31 December 2015	(561)	456	31 December 2015	57	(47)

	-10%	10%		-10%	10%
EUR/JPY			EUR/KRW
31 December 2017	(437)	357	31 December 2017	(43)	35
31 December 2016	(520)	426	31 December 2016	(100)	82
31 December 2015	(307)	250	31 December 2015	(181)	148

	-10%	10%
Other currencies
31 December 2017	918	(751)
31 December 2016	1,793	(1,467)
31 December 2015	(778)	588
Note: Tax impact calculated applying the Company’s corporation tax rate of 24% for FY 2017 and 27.5% for FY 2016 and FY 2015.

5.1.2	Interest rate risk
The Group uses external financial resources in the form of debt and invests excess cash in bank deposits. Fluctuations in market interest rates affect the costs of and returns on the various sources and allocations of funds, affecting the level of the Group’s financial income and charges. The Group, being exposed to interest rate fluctuations with regard to the measurement of debt servicing costs, regularly assesses its exposure to the risk of changes in interest rates and manages it by resorting to the least costly forms of funding.
Bank borrowing costs are mainly driven by the Euribor rate of the period plus a spread that depends on the type of credit line used. The margins applied are in line with the lowest spreads currently available in the market. The interest rate risk to which the Group is exposed originates mainly from financial debts.
Sensitivity analysis related to interest rate risk
The Group’s exposure to interest rate risk has been measured by means of a sensitivity analysis that considered current and non-current financial liabilities. The assumptions made considered the effects on the income statement for the years 2017 2016 and 2015 of a hypothetical fluctuation in market interest rates due to a 50bps appreciation and depreciation. The calculation method applied the hypothetical change to the gross bank borrowing balances and to the interest rate paid during the year to remunerate liabilities at a floating rate. The sensitivity analysis was based on the assumption of a general and instantaneous change in the level of interest rates. The results of a hypothetical, instantaneous and unfavorable (favorable) change in short-term interest rates applicable to the floating-rate financial assets and liabilities of the Group are reported in the following tables:

	Interest 31 December 2017
	Outstanding debt	Impact on profit after tax
	€thousand	- 50 bps	+ 50 bps
Current and non-current bank borrowings (floating rate)	47,287	211	(211)
Total	47,287	211	(211)

	Interest 31 December 2016
	Outstanding debt	Impact on profit after tax
	€thousand	- 50 bps	+ 50 bps
Current and non-current bank borrowings (floating rate)	39,713	167	(167)
Total	39,713	167	(167)

	Interest 31 December 2015
	Outstanding debt	Impact on profit after tax
	€thousand	- 50 bps	+ 50 bps
Current and non-current bank borrowings (floating rate)	27,070	158	(158)
Total	27,070	158	(158)

Note: Tax impact calculated applying the Company’s corporation tax rate of 24% for FY 2017 and 27.5% for FY 2016 and FY 2015

5.2	Credit risk
Credit risk represents the Group’s exposure to potential losses arising from the non-fulfilment of obligations by counterparties.
It is the Group’s policy to verify the solvency of customers seeking extended payment terms using information obtained from specialist credit agencies. Receivables are constantly monitored during the year so as to ensure timely action to reduce the risk of losses.
Exposure to commercial credit risk of the Group only relates to sales in the wholesale channel, which accounted for approximately 29% of net revenues for FY 2017 (versus 30% in FY 2016), and revenues from royalties and interior design services, which accounted for approximately 7% of net revenues for FY 2017 (versus 8% in FY 2016). The remaining sales are made in the retail channel with payments in cash or by credit or debit cards.
Insolvency risk is monitored by means of internal procedures designed to assess customers’ trading and financial standing and is mitigated by selling to customers with consolidated standing or through advance or guaranteed payments. Another tool used to manage commercial credit risk is taking out policies with leading insurance companies that guarantee refunds in case of default.
Trade receivables are recognized net of allowances calculated based on the risk of default of the counterparty, determined considering the available information on the customer’s solvency and historical data. The Group writes down/off individual positions that are found to be objectively non-collectible, in part or in whole, taking into account any insurance cover and the development of overdue accounts. Allowances are posted for receivables that are not written down individually, taking into consideration past experience.
The overall exposure to credit risk is the sum of the financial assets reported on the statement of financial position, summarized below by maturity as of 31 December 2017 and 2016:

	31 December 2017	Not yet due	Overdue (days)
			1<30	31<60	61<90	91<120	>=120
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
Receivables ageing
Trade receivables	78,446	53,277	8,337	2,242	1,651	1,983	10,956
Other receivables and other (current and non-current) assets	38,121	38,077	5	-	3	-	36
Current financial assets	4,062	4,062	-	-	-	-	-
Impairment of receivables	(6,437)	(93)	(286)	(78)	(133)	(1,122)	(4,725)
Trade receivables and other assets after impairment of receivables	114,192	95,323	8,056	2,164	1,521	861	6,267

	31 December 2016	Not yet due	Overdue (days)
			1<30	31<60	61<90	91<120	>=120
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
Receivables ageing
Trade receivables	82,427	52,314	13,602	3,136	1,557	1,373	10,445
Other receivables and other (current and non-current) assets	37,099	37,051	-	3	-	-	45
Current financial assets	660	660	-	-	-	-	-
Impairment of receivables	(6,668)	(103)	(190)	(397)	(380)	(305)	(5,293)
Trade receivables and other assets after impairment of receivables	113,518	89,922	13,412	2,742	1,177	1,068	5,197
For receivables that were overdue as of 31 December 2017, equal to €25,213 thousand (€30,161 thousand as of 31 December 2016), an impairment of €6,437 thousand was posted (€6,668 thousand as of 31 December 2016). The remainder was not provided for, as they are not deemed to be at risk.
Credit risk connected with the Group’s financial assets, which comprise loans, investments, cash and cash equivalents and derivative financial instruments hedging exchange rate risk, is represented by a counterparty’s inability to fulfill its obligations. The Group manages this risk by selecting counterparties with high credit standing, considered solvent by the market and with which it has ordinary, continuing trading and banking relationships. As far as the Group is aware, at the reporting date there were no potential losses deriving from the inability of said counterparties to fulfill their contractual obligations of significant or appreciable amount.

5.3	Liquidity risk
Liquidity risk may arise if the Group encounters difficulties in obtaining financial resources at an acceptable cost to conduct its ordinary operating activities. The main factors that affect the Group’s liquidity are:

•	The financial resources generated from or used in operating and investing activities;

•	The maturity of, and possibility to extend, financial debts.
Prudent management of liquidity risk originating from ordinary operations involves maintaining an adequate level of cash and cash equivalents and short-term securities, and the availability of funds from credit lines of an appropriate amount. The cash requirements of the Group are monitored by the treasury function to ensure effective access to financial resources and an appropriate return on investments. The Group’s objective is to put in place a financial structure that, in line with business objectives, ensures an appropriate level of liquid funds, minimizing the related opportunity cost and maintaining a balance in the composition of debt over time.

In accordance with the Group’s policy to enter into and maintain an amount of committed credit facilities considered appropriate to meet the requirements of the individual entities, in addition to ensuring appropriate financial flexibility to support any development programs during the year, in 2015 the Group renegotiated almost all of the existing committed facilities, and entered into a new loan agreement for a revolving line of credit of €250 million, maturing in five years. In the course of FY 2016, the Group renegotiated an existing credit line granted from Banca Popolare di Milano, increasing the amount available for drawdown while and reducing significantly its cost.
During 2017, the Group entered into an agreement with Intesa San Paolo S.p.A. to supplement and modify the conditions of the original financing. Besides the concession of a new financing of €7,900 thousand, the change in financing conditions concerned the extension of five years from the original term and the reduction of the interest rate applied from the previous 5.68% to the actual 3%.
As of 31 December 2017, credit lines and overdrafts for a total of €13,867 thousand were available to the Group to meet short-term financial requirements related to working capital management.
The management of credit facilities is coordinated by the subsidiary Gianni Versace so as to meet subsidiaries’ short-term financial requirements efficiently and cost-effectively. The credit lines may be extended from year to year, may be revoked at short notice and do not generate any costs if unused.
Management believe that the funds and credit lines currently available will enable the Group to repay funds drawn down at their natural maturities and to meet financial requirements from investing activities and working capital management.
The following table analyses financial liabilities (including borrowings, trade payables and other payables). All amounts shown are nominal, undiscounted future cash flows determined with reference to the remaining contractual maturities for both the principal and the interest portions. Borrowings are presented based on their contractual repayment date.

	31 December 2017
	Due
	within 1 year	between 1-5 years	after more than 5 years	Total
	€thousand	€thousand	€thousand	€thousand
Borrowings	20,813	41,375	18,721	80,909
Trade payables	113,644	-	-	113,644
Other payables	33,493	17,570	11,170	62,233
Total	167,950	58,945	29,891	256,786

	31 December 2016
	Due
	within 1 year	between 1-5 years	after more than 5 years	Total
	€thousand	€thousand	€thousand	€thousand
Borrowings	16,177	47,961	8,440	72,578
Trade payables	114,554	-	-	114,554
Other payables	31,226	20,220	10,258	61,704
Total	161,957	68,181	18,698	248,836

6	Fair value estimates
With regard to financial instruments measured at fair value, the following table provides information about the method adopted to determine fair value. The applicable valuation techniques used to measure fair value are classified into three levels based on the type of inputs used, as follows:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability in active markets; and

•	Level 3: Unobservable inputs.
The financial instruments carried at fair value of the Group are classified in Level 2 and the general criterion used for the calculation is the present value of the estimated future cash flows of the instrument.
The following table shows assets and liabilities that were measured at fair value as of 31 December 2017 and 2016:

	31 December 2017
	Level 1	Level 2	Level 3
	€thousand	€thousand	€thousand
Derivative financial instruments (forward contracts) asset	-	4,062	-
Derivative financial instruments (forward contracts) liability	-	(342)	-

	31 December 2016
	Level 1	Level 2	Level 3
	€thousand	€thousand	€thousand
Derivative financial instruments (forward contracts) asset	-	660	-
Derivative financial instruments (forward contracts) liability	-	(5,169)	-
It should be noted that trade receivables and payables are measured at book value as this is considered to approximate fair value.
Borrowings are at floating interest rates. Therefore, they approximate fair value.

The following tables break down financial assets and liabilities as of 31 December 2017 and 2016 by category:

	31 December 2017
	Financial assets/liabilities at fair value	Loans and receivables	Held-to-maturity assets	Available-for-sale assets	Liabilities at amortized cost	Total
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand

Current assets
Cash and cash equivalents	-	30,269	-	-	-	30,269
Trade receivables	-	72,009	-	-	-	72,009
Other receivables and other current assets	-	12,937	-	-	-	12,937
Financial assets (forward contracts)	4,062	-	-	-	-	4,062
Non-current assets
Other receivables and other non-current assets	-	25,184	-	-	-	25,184
Current liabilities
Trade payables	-	-	-	-	113,644	113,644
Bank borrowings and other financial liabilities	-	-	-	-	19,264	19,264
Financial liabilities (forward contracts) (1)	342	-	-	-	-	342
Other payables and other current liabilities	-	-	-	-	33,493	33,493
Non-current liabilities
Bank borrowings and other financial liabilities	-	-	-	-	52,368	52,368
Other payables and other non-current liabilities	-	-	-	-	28,585	28,585

(1)	For additional comments see Note 7.14 ‘Bank borrowings and other (current and non-current) financial liabilities’

	31 December 2016
	Financial assets/liabilities at fair value	Loans and receivables	Held-to-maturity assets	Available-for-sale assets	Liabilities at amortized cost	Total
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand

Current assets
Cash and cash equivalents	-	37,619	-	-	-	37,619
Trade receivables	-	75,762	-	-	-	75,762
Other receivables and other current assets	-	8,694	-	-	-	8,694
Financial assets (forward contracts)	660	-	-	-	-	660
Non-current assets
Other receivables and other non-current assets	-	28,405	-	-	-	28,405
Current liabilities
Trade payables	-	-	-	-	114,554	114,554
Bank borrowings and other financial liabilities	-	-	-	-	9,556	9,556
Financial liabilities (forward contracts) (1)	5,169	-	-	-	-	5,169
Other payables and other current liabilities	-	-	-	-	31,226	31,226
Non-current liabilities
Bank borrowings and other financial liabilities	-	-	-	-	51,418	51,418
Other payables and other non-current liabilities	-	-	-	-	30,299	30,299

(1)	For additional comments see Note 7.14 ‘Bank borrowings and other (current and non-current) financial liabilities’

7	Notes to the statements of financial position

7.1	Intangible assets
Movements in ‘Intangible assets’ in the years ended 31 December 2017 and 2016 are analyzed as follows:

	Other - Deferred charges	Software	Concessions, licenses, trademarks and similar rights	Key money	Intangible assets in progress and payments on account	Total intangible assets
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
GROSS VALUE
Opening balance at 1 Jan. 2017	17,264	10,596	7,324	42,446	448	78,078
+/- Reclassifications	423	20	5	-	(448)	-
+ Additions	1,638	637	559	-	2,155	4,989
- Disposals	-	-	-	(1,420)	-	(1,420)
- Write-off	(126)	(1)	-	(1,168)	-	(1,295)
+/- Foreign exchange translation reserve	(65)	(21)	(5)	(1,485)	-	(1,576)
Closing balance at 31 Dec. 2017	19,134	11,231	7,883	38,373	2,155	78,776
ACCUMULATED AMORTIZATION AND WRITE-OFFS
Opening balance at 1 Jan. 2017	(8,834)	(9,186)	(3,634)	(20,904)	-	(42,558)
+/- Reclassifications	-	-	-	-	-	-
- Disposals	-	-	-	837	-	837
- Write-off	126	-	-	1,251	-	1,377
+ Amortization charges	(2,230)	(851)	(530)	(3,600)	-	(7,211)
+/- Foreign exchange translation reserve	33	21	5	1,156	-	1,215
Closing balance at 31 Dec. 2017	(10,905)	(10,016)	(4,159)	(21,260)	-	(46,340)
Opening net book value	8,430	1,410	3,690	21,542	448	35,520
Closing net book value	8,229	1,215	3,724	17,113	2,155	32,436
Change 31 Dec. 2016 vs. 31 Dec. 2017	(201)	(195)	34	(4,429)	1,707	(3,084)

	Other - Deferred charges	Software	Concessions, licenses, trademarks and similar rights	Key money	Intangible assets in progress and payments on account	Total intangible assets
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
GROSS VALUE
Opening balance at 1 Jan. 2016	12,176	9,707	6,560	41,375	2,948	72,766
+/- Reclassifications	2,008	271	224	434	(2,560)	377
+ Additions	3,663	738	541	52	60	5,054
- Disposals/Write-off	(547)	(135)	(1)	-	-	(683)
+/- Foreign exchange translation reserve	(36)	15	-	585	-	564
Closing balance at 31 Dec. 2016	17,264	10,596	7,324	42,446	448	78,078
ACCUMULATED AMORTIZATION AND WRITE-OFFS
Opening balance at 1 Jan. 2016	(7,546)	(8,586)	(3,241)	(19,533)	-	(38,906)
+/- Reclassifications	28	(16)	-	(434)	-	(422)
- Disposals/Write-off	547	135	1	-	-	683
+ Amortization charges	(1,437)	(704)	(394)	(3,710)	-	(6,245)
+ Impairment losses	(487)	-	-	(214)	-	(701)
+ Impairment loss reversals	-	-	-	3,290	-	3,290
+/- Foreign exchange translation reserve	61	(15)	-	(303)	-	(257)
Closing balance at 31 Dec. 2016	(8,834)	(9,186)	(3,634)	(20,904)	-	(42,558)
Opening net book value	4,630	1,121	3,319	21,842	2,948	33,860
Closing net book value	8,430	1,410	3,690	21,542	448	35,520
Change 31 Dec. 2015 vs. 31 Dec. 2016	3,800	289	371	(300)	(2,500)	1,660

‘Intangible assets’ amount to €32,436 thousand as of 31 December 2017 (€35,520 thousand as of 31 December 2016) and comprises the following:

•	Key money for €17,113 thousand as of 31 December 2017 (€21,542 thousand as of 31 December 2016). This is the amounts paid to take over leases for commercial properties in prime locations;

•
Other intangible assets for €8,229 thousand as of 31 December 2017 (€8,430 thousand as of 31 December 2016). This mainly relates to the cost of development of the e-commerce platform and other costs related to the shop’s concept;

•	Licenses and trademarks for €3,724 thousand as of 31 December 2017 (€3,690 thousand as of 31 December 2016), relating to capitalized costs for the the registration of trademarks owned by the Group;

•	Software for €1,215 thousand (net) as of 31 December 2017 (€1,410 thousand (net) as of 31 December 2016);

•	Assets in progress, for €2,155 thousand as of 31 December 2017 (€448 thousand as of 31 December 2016), relating to costs incurred in the period for the projects in progress specified below.
Additions in the year 2017, totaling €4,989 thousand (gross) comprise specifically:

•	‘Other deferred charges’ of €1,638 thousand, comprised mainly of expenditures on e-commerce projects and projects to develop new reporting and budgeting systems;

•	‘Software’ for €637 thousand, relating mainly to new developments;

•	‘Concessions, licenses and trademarks’ for €559 thousand, relating to the extension of existing, and filing of new software (€293 thousand) and trademarks (€266 thousand);

•	‘Assets in progress’ for €2,155 thousand, comprised of €1,020 thousand for development of new retail software, €575 thousand for software and €560 thousand for other deferred charges.
Disposals of key money, net, amounting to €583 thousand, relate to the Sloane Street boutique in London, which was relocated in early November 2017. The difference between net disposals and the amount received after vacating the premises, amounting to about €3,442 thousand, generated a gain which was recognized in ‘Other income’ in the statement of comprehensive income.
Additions of the year 2016, totaling €5,054 thousand (gross), relate in particular to ‘Other deferred charges’ comprising mainly expenditure on e-commerce projects.
The impairment test on the key money of the Avenue Montaigne boutique in Paris (for which a previously recorded impairment loss of €3,290 thousand was partially reversed in FY 2016) confirmed the recoverability of the carrying amount of the intangible asset as of 31 December 2017.

7.2	Property, plant and equipment
Movements in ‘Property, plant and equipment’ in the years ended 31 December 2017 and 2016 are analyzed as follows:

	Land and buildings: business operating assets	Buildings: non-business operating assets	Plant and machinery	Leasehold improvement	Industrial and commercial equipment	Other assets: furniture, fixtures and furnishings	Other assets: office machines and EDP systems	Other assets: vehicles	Assets under construction	Total property, plant and equipment
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
GROSS VALUE
Opening balance at 1 Jan. 2017	69,442	4,447	4,717	175,821	6,638	69,837	18,010	46	2,026	350,984
+/- Reclassifications	-	-	(2)	576	(55)	747	(76)	-	(1,575)	(385)
+ Additions	92	-	185	15,828	480	4,977	1,085	-	1,019	23,666
- Disposals	-	-	(98)	(1,231)	(322)	(1,518)	(584)	-	-	(3,753)
- Write-offs	-	-	(18)	(3,474)	-	(3,119)	(54)	-	(294)	(6,959)
+/- Foreign exchange translation reserve	-	(540)	(53)	(12,762)	(10)	(3,507)	(879)	(6)	(133)	(17,890)
+/- Exit from consolidation perimeter	-	-	-	-	700	-	-	-	-	700
Closing balance at 31 Dec. 2017	69,534	3,907	4,731	174,758	7,431	67,417	17,502	40	1,043	346,363
ACCUMULATED DEPRECIATION AND WRITE-OFFS
Opening balance at 1 Jan. 2017	(10,978)	(1,721)	(4,494)	(110,390)	(5,257)	(38,167)	(13,025)	(9)	-	(184,041)
+/- Reclassifications	-	-	-	-	-	-	-	-	-	-
- Disposals	-	-	98	1,059	312	1,598	686	-	-	3,753
+ Depreciation charges	(541)	-	(82)	(20,058)	(394)	(5,912)	(1,580)	(9)	-	(28,576)
+ Write-off	-	-	55	3,914	-	2,341	14	-	-	6,324
+ Impairment losses	-	-	-	(1,548)	-	(753)	(156)	-	-	(2,457)
+/- Foreign exchange translation reserve	-	209	42	8,502	10	2,220	554	2	-	11,539
+/- Exit from consolidation perimeter	-	-	-	-	(700)	-	-	-	-	(700)
Closing balance at 31 Dec. 2017	(11,519)	(1,512)	(4,381)	(118,521)	(6,029)	(38,673)	(13,507)	(16)	-	(194,158)
Opening net book value	58,464	2,726	223	65,431	1,381	31,670	4,985	37	2,026	166,943
Closing net book value	58,015	2,395	350	56,237	1,402	28,744	3,995	24	1,043	152,205
Change 31 Dec. 2016 vs. 31 Dec. 2017	(449)	(331)	127	(9,194)	21	(2,926)	(990)	(13)	(983)	(14,738)

	Land and buildings: business operating assets	Buildings: non-business operating assets	Plant and machinery	Leasehold improvements	Industrial and commercial equipment	Other assets: furniture, fixtures and furnishings	Other assets: office machines and EDP systems	Other assets: vehicles	Assets under construction	Total property, plant and equipment
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
GROSS VALUE
Opening balance at 1 Jan. 2016	69,442	-	5,441	148,600	5,215	65,392	16,713	2	6,227	317,032
+/- Reclassifications	-	4,303	(340)	10,950	11	245	747	-	(15,845)	71
+ Additions	-	144	100	22,520	1,405	6,352	1,213	44	11,437	43,215
- Disposals	-	-	(562)	(3,751)	5	(2,348)	(594)	-	-	(7,250)
- Write-offs	-	-	-	(3,328)	-	(264)	(162)	-	-	(3,754)
+/- Foreign exchange translation reserve	-	-	78	830	2	460	93	-	207	1,670
Closing balance at 31 Dec. 2016	69,442	4,447	4,717	175,821	6,638	69,837	18,010	46	2,026	350,984
ACCUMULATED DEPRECIATION AND WRITE-OFFS
Opening balance at 1 Jan. 2016	(10,157)	-	(4,960)	(90,698)	(4,168)	(34,232)	(12,187)	(2)	-	(156,404)
+/- Reclassifications	-	-	69	(864)	-	663	107	-	-	(25)
- Disposals	-	-	544	3,199	109	2,159	585	-	-	6,596
+ Depreciation charges	(821)	-	(91)	(18,053)	(1,189)	(6,204)	(1,446)	(7)	-	(27,811)
+ Impairment losses	-	(1,639)	(30)	(2,765)	(7)	(475)	6	-	-	(4,910)
+/- Foreign exchange translation reserve	-	(82)	(26)	(1,209)	(2)	(78)	(90)	-	-	(1,487)
Closing balance at 31 Dec. 2016	(10,978)	(1,721)	(4,494)	(110,390)	(5,257)	(38,167)	(13,025)	(9)	-	(184,041)
Opening net book value	59,285	-	481	57,902	1,047	31,160	4,526	-	6,227	160,628
Closing net book value	58,464	2,726	223	65,431	1,381	31,670	4,985	37	2,026	166,943
Change 31 Dec. 2015 vs. 31 Dec. 2016	(821)	2,726	(258)	7,529	334	510	459	37	(4,201)	6,315

‘Property, plant and equipment’ amount to €152,205 thousand as of 31 December 2017 (€166,943 thousand as of 31 December 2016) and comprises mainly the following:

•
Leasehold improvements for €174,758 thousand (gross) as of 31 December 2017 (€175,821 thousand (gross) as of 31 December 2016). As 31 December 2017, this comprises renovation costs incurred for leasehold assets, mostly boutiques operated directly by the Group; the improvements are primarily related to Europe (€49,071 thousand), North America (€56,789 thousand), and the Asia Pacific region (€68,262 thousand);

•
Other assets for €84,959 thousand (gross) as of 31 December 2017 (€87,893 thousand (gross) as of 31 December 2016). As 31 December 2017, this comprises the purchase costs of furniture and fixtures for €67,471 thousand (gross), primarily related to Europe for €40,955 thousand, North America for €14,876 thousand, the Asia Pacific region for €4,676 thousand and Japan for €6,664 thousand. This item also includes the cost of office machines for €17,502 thousand (gross), primarily attributable to Europe for €8,596 thousand, North America for €4,597 thousand and the Asia Pacific region for €3,752 thousand. The balance also includes €40 thousand (gross) for vehicles;

•	Assets under construction for €1,043 thousand (gross) as of 31 December 2017 (€2,026 thousand (gross) as of 31 December 2016);

•	Industrial and commercial equipment for €7,431 thousand (gross) as of 31 December 2017 (€6,638 thousand (gross) as of 31 December 2016);

•	Plant and machinery for €4,731 thousand (gross) as of 31 December 2017 (€4,717 thousand (gross) as of 31 December 2016);

•
Land and buildings for €69,534 thousand (gross) as of 31 December 2017 (€69,442 thousand (gross) as of 31 December 2016). As 31 December 2017, this relates mainly to: i) €57,578 thousand and €9,216 (gross) related to building owned by the subsidiary Verim and the Company; and ii) €2,719 thousand (gross), relating to a property in Novara used as a warehouse;

•
Buildings that are not business operating assets for €3,907 thousand (gross) as of 31 December 2017 (€4,447 thousand (gross) as of 31 December 2016), relating to the value of apartments owned by the subsidiary Creek Apartments Ltd, reclassified from ‘Assets under construction’ during 2016 following the transfer of ownership. The apartments are not business operating assets for the Group and, accordingly, are not depreciated. Their sale has started, but the requirements for classifying the items in current assets in accordance with IFRS 5 have not been met.

Additions in the year 2017, totaling €23,666 thousand (gross), comprise mainly the following:

•	Leasehold improvements for €15,828 thousand, related to the renovation of boutiques, offices and outlet stores;

•	Furniture and fixtures for boutiques for €4,977 thousand;

•	Office machines for €1,085 thousand;

•	Assets under construction for €1,019 thousand.
The additions are attributable mostly to the Asia Pacific region for €12,312 thousand, Europe for €9,454 thousand, North America for €974 thousand and Japan for €736 thousand.
Decreases in the year 2017, equal to €3,753 thousand (gross), are mainly attributable to leasehold improvements (€1,231 thousand), furniture/furnishings for boutiques (€1,518 thousand), office machines/EDP systems (€584 thousand) and industrial and commercial equipment (€322 thousand).
During the year write-downs and write-offs were recorded for a total of €3,092 thousand in relation to certain stores that were closed or refurbished, or whose profitability was found to be insufficient to recover previous expenditure.

There are three mortgages on the building located in Milan – Via Gesù 12 (first, second and third degree, amounting respectively to €60,000 thousand, €42,000 thousand and €15,800 thousand) in order to secure the financing received from Intesa San Paolo bank, recorded as liabilities in the related line item of the consolidated statement of financial position (see note 7.14 ‘Bank borrowings and other (current and non-current) financial liabilities’).
Additions in the year 2016, totaling €43,215 thousand (gross), comprise the following:

•
Expenditures on new projects for €30,527 thousand, mainly relating to leasehold improvements for €16,177 thousand, assets under construction for €9,260 thousand and furniture/furnishings for boutiques for €4,069 thousand. Those additions relate to: North America for €9,400 thousand, Asia for €17,309 thousand, Europe for €2,849 thousand and Japan for €825 thousand.

•
Expenditures on existing projects for €12,688 thousand, mainly for leasehold improvements (€6,343 thousand) and purchases of furnishings for boutiques (€2,239 thousand). Increases are attributable for the most part to Europe for €7,963 thousand, Asia for €4,155 thousand and Brazil for €571 thousand.

Decreases in the year 2016, equal to €7,250 thousand (gross), are mainly related to leasehold improvements (€3,751 thousand), furniture/furnishings for boutiques (€2,348 thousand), office machines/EDP systems (€594 thousand) and plant and machinery (€562 thousand).
During the year write-downs and write-offs were recorded for a total of €8,664 thousand, comprised of:

•
€7,025 thousand in relation to certain stores which the Group decided to close or refurbish, or that were found to be insufficiently profitable to allow the recovery of the related capital expenditure;

•	€1,639 thousand in relation to the properties owned by the subsidiary Creek Apartments, following an updated appraisal by an independent third party based on comparable.

7.3	Deferred tax assets
Deferred tax assets amount to €41,774 thousand as of 31 December 2017 (€40,175 thousand as of 31 December 2016). Movements are detailed in the note on ‘Deferred tax liabilities,’ to which reference is made.

7.4	Other receivables and other non-current assets
Details of ‘Other receivables and other non-current assets’ as of 31 December 2017 and 2016 are provided below:

	31 December 2017	31 December 2016
	€thousand	€thousand
Other receivables and other non-current assets
Guarantee deposits	19,165	22,157
Tax receivables falling due after one year	5,656	5,656
Accrued income and prepayments falling due after one year	953	1,041
Other receivables falling due after one year	363	592
Total	26,137	29,446
‘Guarantee deposits’ relates to deposits paid for leases in place and for sundry utility contracts and are attributable to Europe (€5,197 thousand as of 31 December 2017 and €5,754 thousand as of 31 December 2016), the Asia Pacific region (€10,768 thousand as of 31 December 2017 and €12,680 thousand as of 31 December 2016), Japan (€2,207 thousand as of 31 December 2017 and €2,592 thousand as of 31 December 2016) and North America (€993 thousand as of 31 December 2017 and €1,131 thousand as of 31 December 2016).

‘Tax receivables falling due after one year’ includes, among others, receivables for income taxes paid as result of a tax audit of the Company for fiscal years from 1999 to 2004 for which a tax dispute is still on going. A tax provision related to the same tax dispute is included within ‘Provision for Risks and Charges’.
‘Accrued income and prepayments falling due after one year’ relates for €590 thousand as of 31 December 2017 (same amount as of 31 December 2016) to prepaid expenses relating to the restoration of Galleria Vittorio Emanuele in Milan and for €363 thousand (€451 thousand as 31 December 2016) to the recognition of rent on a straight-line basis.
‘Other receivables falling due after one year’ comprises the long-term portion of the charges incurred by the Group to obtain revolving credit lines.

7.5	Trade receivables
‘Trade receivables’ as of 31 December 2017 and 2016 is analyzed as follows:

	31 December 2017	31 December 2016
	€thousand	€thousand
Trade receivables
Trade receivables from third parties	77,876	81,998
Bills receivable	570	432
Impairment of receivables	(6,437)	(6,668)
Total	72,009	75,762

	31 December 2017	31 December 2016
	€thousand	€thousand
Impairment of receivables
Balance as of 1 January	6,668	6,117
Amount provided	1,118	1,979
Translation reserve	(247)	75
Amount released/utilized	(1,102)	(1,503)
Total	6,437	6,668
For additional comments on credit quality, see note 5 ‘Disclosure of financial risks’.
It should be noted that at the reporting date there were no receivables falling due after five years, nor a concentration on a limited number of debtors.
Trade receivables as of 31 December 2017 and 2016 are broken down by geographical area as follows:

	31 December 2017	31 December 2016
	€thousand	€thousand
Trade receivables by geographical area
ITALY	21,671	23,002
EU	17,136	14,675
EUROPE NON EU	346	1,289
NORTH AMERICA	5,226	6,689
JAPAN	630	601
ASIA	20,997	24,240
REST OF THE WORLD	6,003	5,266
Total	72,009	75,762

7.6	Inventories
‘Inventories’ as of 31 December 2017 and 2016 is analyzed as follows:

	December 31, 2017	31 December 2016
	€thousand	€thousand
Inventories
Raw materials and semi-finished products	30,539	23,645
Finished products	173,026	180,715
Provision for obsolescence - raw materials and semi-finished products	(7,817)	(8,961)
Provision for obsolescence - finished products	(48,480)	(57,344)
Total	147,268	138,055
The provision for obsolescence at each closing date reasonably reflects technical and stylistic obsolescence of items in stock.

7.7	Current tax assets
‘Current tax assets’ amounts to €22,554 thousand as of 31 December 2017 (€18,187 thousand as of 31 December 2016).
The increase in FY 2017 as compared to FY 2016 reflects for the most part the recognition of tax receivables of previous years originating from the regime known as ‘Patent Box’ (for additional details of the current taxes of the year, see note 8.9 “Taxes”).

7.8	Other receivables and other current assets, current financial assets
‘Other receivables and other current assets’ as of 31 December 2017 and 2016 is analyzed below:

	December 31, 2017	31 December 2016
	€thousand	€thousand
Other receivables and other current assets
VAT receivables from Revenue (falling due within one year)	8,035	3,933
Receivables from others (falling due within one year)	3,248	3,409
Rent and shared building expenses	3,156	3,336
Accrued income and prepayments	820	1,161
Payments on account to suppliers	632	379
Guarantee deposits (falling due within one year)	675	675
Receivables from employees (falling due within one year)	347	298
Total	16,913	13,191
‘Receivables from others’, amounting to €3,248 thousand as of 31 December 2017 (€3,409 thousand as of 31 December 2016), comprises receivables from insurers and miscellaneous receivables from third parties.
‘Rent and shared building expenses’, amounting to €3,156 thousand as of 31 December 2017 (€3,336 thousand as of 31 December 2016), includes the portion not related to the reporting period of rent for boutiques and is broken down by geographical area as follows:

	31 December 2017	31 December 2016
	€thousand	€thousand
Rent and shared building expenses by geographical areas
Asia Pacific	1,755	1,953
Europe	1,213	1,113
Japan	188	270
	3,156	3,336

‘Guarantee deposits’ relates to the short-term portion of a deposit paid for the boutique in via Montenapoleone, Milan.
‘Financial assets (derivative financial instruments and embedded derivatives)’ amount to €4,062 thousand as of 31 December 2017 (€660 thousand as of 31 December 2016) and comprises the positive fair value of derivative instruments hedging exchange rate risk.

7.9	Cash and cash equivalents
‘Cash and cash equivalents’ as of 31 December 2017 and 2016 is analyzed below:

	31 December 2017	31 December 2016
	€thousand	€thousand
Cash and cash equivalents
Cash in hand, cash equivalents and checks	4,261	1,841
Bank deposits and credit card balances	26,008	35,778
Total	30,269	37,619
For further details, see the cash flow statement.

7.10	Shareholders’ equity
Movements in equity reserves are detailed in a primary statement of these Consolidated Financial Statements.
As of 31 December 2017, share capital amounted to €10,000 thousand, fully paid in, and divided into 10,000,001 shares with no par value.
Management Incentive Plan
On 8 July 2015, the general meeting of the subsidiary Gianni Versace resolved a capital increase up to a maximum of €2,000,000 to be carried out though the issuance, in one or more tranches, of 111,428 class C shares and 111,428 class D shares to service the Management Incentive Plan (for employees, consultants and directors). The capital increase was partly subscribed and paid in on the same date, through the issuance of 46,522 class C shares (increase in share capital of €46,522 and increase in share premium reserve of €605,268) and 46,522 class D shares (increase in share capital of €46,522 and increase in share premium reserve of €133,555).
In the course of 2016 a further capital increase took place through the issuance of an additional 56,550 class C shares and an additional 56,550 class D shares (increase in share capital of €113,100 and increase in share premium reserve of €898,080). On 4 October 2016, treasury shares (22,286 class C shares and 22,286 class D shares) were repurchased for a total of €398,500, recognized against ‘Other reserves’.

The following table analyses movements in treasury shares during 2017, recognized against ‘Other reserves’:

		whereof class C shares		whereof class D shares		TOTAL Treasury shares
Date	Description	Number	Value	Number	Value	Number	Value
	Balance as of 31 Dec. 2016	22,286	312,235	22,286	86,265	44,572	398,500
20/01/2017	Repurchase	8,078	113,176	8,078	31,268	16,156	144,444
30/01/2017	Repurchase	6,964	81,897	6,964	26,956	13,928	108,853
16/03/2017	Repurchase	10,864	127,761	10,864	26,961	21,728	154,722
23/05/2017	Repurchase	2,507	29,482	2,507	9,704	5,014	39,186
23/05/2017	Sale/Grant	(12,177)	(143,202)	(33,428)	(87,581)	(45,605)	(230,783)
07/06/2017	Repurchase	7,522	88,459	7,522	29,116	15,044	117,575
17/07/2017	Repurchase	18,943	247,841	18,943	58,221	37,886	306,062
09/11/2017	Repurchase	2,786	34,936	2,786	10,784	5,572	45,720
	Balance as of 31 Dec. 2017	67,773	892,585	46,522	191,694	114,295	1,084,279
Class C shares (“Side-by-side equity”) have the same dividend and voting rights as existing class A and B shares, carry restrictions on transfer, carry a right of joint sale with class A and B shares, are subject to a drag-along right in the event of sale of class A and B shares and entitle the subscriber to sell at a price equal to the subscription price; this right is to be exercised within 20 working days after 2 April 2022.
In the event of flotation or a sale of significant stakes by the holders of class A and B shares, the right vests immediately and proportionally and class C shares are converted into ordinary shares with a ratio of 1: 1.
Also, put and call options are envisaged in the event of early termination of employment, office and/or consulting relationship; in this case, the price of class C shares is equal to fair value at the date of termination.
Class D shares (“Sweet equity”) have limited dividend rights and no voting rights, carry restrictions on transfer, carry a right of joint sale with class A and B shares and are subject to a drag-along right in the event of sale of class A and B shares.
In the event of flotation or a sale of significant stakes by the holders of class A and B shares, the right vests immediately and proportionally, and class D shares are converted into ordinary shares with a ratio based on the spread between the value of the Group on the date of the event and the value defined on 3 April 2014, increased by a minimum compound annual internal rate of return calculated on that date.
Put and call options are envisaged in the event of early termination of employment, office and/or consulting relationship that vest at 25% per annum from the date of subscription of the shares (except in the event of death and permanent disability, in which case they vest automatically and for all of the assigned rights); in those cases the price for vested and non-vested shares differs depending on the reasons for the early termination.
At 31 December 2017, 35,299 class C shares and 56,550 class D shares were outstanding.
The value of class C and D shares (including the related rights) sold or assigned during 2017 was determined based on an appraisal by an independent third party.
In detail, the fair value of class C shares upon subscription was determined as the average of the values resulting from the application in the valuation of class A and B shares of the discounted cash flow method, the stock market multiples approach and the method based on implicit multiples in similar transactions, and adding the value of the accompanying options. The options were valued using a model that simulated different yield scenarios at 3 April 2022, starting from a statistical distribution of the historical yields of fashion-luxury securities in the years 1995-2015, and discounting the resulting cash flows using a rate of 9.3%. Scenarios contemplating the early termination of employment, office and/or consulting relationship were assigned a probability equal to zero.
The value of class D shares was determined solely with reference to the value of the associated rights, representing the right to participate in capital gains in the situations mentioned above. Class D shares were valued using a model that simulated different yield to maturity scenarios, starting from a statistical distribution of the historical yields of fashion-luxury securities in the years 1995-2015, and discounting the resulting cash flows using a rate of 9.3%. Scenarios contemplating the early termination of employment, office and/or consulting relationship were assigned a probability equal to zero.
Repurchases during the year were made at the following prices:

•	For class C shares, at a price equal to the fair value determined based on updated appraisals by an independent third party, where the discount rate used was 10%;

•
For class D shares, at a nominal price or a price equal to the subscription value, depending on the reason for the early termination (bad or good leavers, respectively) and in accordance with the rules set out in the Company’s Articles of Association and the regulations of the Management Incentive Plan.

The rights associated with the above-mentioned classes of shares do not give rise to a cost for the Group under IFRS 2 because the shares are subscribed at fair value.
Other reserves
‘Other reserves’, totaling €193,859 thousand, is carried net of the transactions costs incurred for the share capital increase of the subsidiary Gianni Versace completed in 2014, which were recognized in equity based on the ratio of the number of new shares for subscription to the number of shares for subscription and sale, for an amount of €3,586 thousand (after the tax effect), in accordance with IAS 32.
On 26 April 2017 and 2 August 2017 the shareholders of the Company approved the distribution of dividends for a total of €9 million (€0,40 per share) which were paid during the year. The distributions were approved on 26 April 2017 and 2 August 2017 for €5 million and €4 million, respectively.
The decrease of €526 thousand in “Other Reserves” was due to the obligations of the Group towards its minority shareholders, arising from the execution of the investment agreement for Gianni Versace shares on the 27 February 2014. In line with the original capital gain classification deriving from the transfer of the minority shares recorded in “Other Reserves”, representing a transaction with owners under IFRS 10, reserve decreased by the corresponding amount with compensation on “Other payables and other non-current liabilities”.
Non-controlling interests
‘Non-controlling interests’, totaling €46,532 thousand, mainly relates to the sub-group at Gianni Versace consolidation level representing 99% of GIVI Holding’s consolidated figures except for certain non-core assets owned by GIVI Holding and Verim.
As for capital management, the objectives of the Group are: (i) to safeguard the entity in a going-concern perspective, so that it can continue to provide returns for shareholders and benefits for other stakeholders, and (ii) maintain an optimal capital structure to reduce the cost of capital. In addition, in order to maintain or adjust the capital structure, the Group may regulate the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

7.11	Provisions for risks and charges
Movements in provisions for risks and charges for the years ended 31 December 2017 and 2016 are detailed below:

	Opening balance	Charge in the period	Utilization/Release	Exchange differences	Total
	€thousand	€thousand	€thousand	€thousand	€thousand
Provisions for risks and charges as of 31 December 2017
Provision for litigation and other risks	9,192	1,003	(5,703)	(76)	4,416
Provision for sales returns	1,970	2,541	(1,970)	(66)	2,475
Provision for agents’ liability indemnity	1,658	208	(31)	-	1,835
Provision for restructuring and reorganization	1,197	1,277	(332)	(6)	2,136
Provision for maintenance and restoration of leasehold properties	3,236	675	(211)	(267)	3,433
Total	17,253	5,704	(8,247)	(415)	14,295

	Opening balance	Charge in the period	Utilization/Release	Exchange differences	Total
	€thousand	€thousand	€thousand	€thousand	€thousand
Provisions for risks and charges as of 31 December 2016
Provision for litigation and other risks	7,255	4,691	(2,774)	20	9,192
Provision for sales returns	1,000	1,970	(1,000)	-	1,970
Provision for agents’ liability indemnity	1,544	208	(95)	1	1,658
Provision for restructuring and reorganization	650	1,017	(470)	-	1,197
Provision for maintenance and restoration of leasehold properties	2,653	602	(58)	39	3,236
Total	13,102	8,488	(4,397)	60	17,253
‘Provisions for risks and charges’ totaled €14,295 thousand as of 31 December 2017 (€17,253 thousand as of 31 December 2016). The heading comprises the following provisions: ‘Provision for litigation and other risks’ equal to €4,416 thousand as of 31 December 2017 (€9,192 thousand from 31 December 2016). The portion of the provision relating to fiscal risks decreased by €5,416 thousand during 2017, whereof:

a)
€4,300 thousand was used in connection with the settlement of the tax dispute following the tax audit of 2016 of the subsidiary Gianni Versace with respect to the fiscal years 2011, 2012 and 2013. On 8 February 2017, in the interest of settling the taxes and penalties claimed by the Italian tax authority, although the Company believed that it had not breached any tax laws, the Company filed applications for agreement to the tax authority’s settlement proposals in relation to the matters set out in the notices of assessment issued for the fiscal year 2011. On 25 May 2017 with respect to the fiscal year 2011 and on 29 May 2017 with respect to the fiscal years 2012 and 2013, the subsidiary Gianni Versace, with a view to settling and avoiding possible further disputes, reached an agreement with the Tax Authority, agreeing to pay a total of €7,762 thousand in additional taxes plus penalties and interest. The amount is divided into 16 equal quarterly instalments payable starting from June 2017. The impact on profit and loss for the year ended 31 December 2017 was equal to €3,462 thousand and was reported on the line ‘Taxes’ (less the amount previously provided).

b)
€1,117 thousand was released from the amount provided in previous years with regard to the subsidiary Versace France S.A. In 2005, and again in 2012, the French subsidiary had submitted two separate applications for mutual agreement procedures (“MAP”) to the French tax authorities to eliminate the double taxation that had arisen as a result of assessments issued in respect of the fiscal years 2001 to 2009 concerning alleged excess costs deducted in France in relation to the purchase prices for finished products paid to the current GIVI Holding for the years 2001 to 2004 and to the subsidiary Gianni Versace for the years 2005 to 2009. Following the agreement reached on the MAP, it was also possible to resolve the issue raised by the French tax authorities relating to the withholding tax on the so-called hidden profit distribution connected with the alleged excess purchase prices paid to the Company.
The remainder of the provision comprises a provision for management incentives for €1,000 thousand, a provision for litigation of €751 thousand, sundry insurance provisions of foreign entities for €53 thousand and other minor items for €106 thousand.

i)
‘Provision for sales returns’ of €2,475 thousand as of 31 December 2017 (€1,970 thousand as of 31 December 2016). This relates to the estimated amount of returns on sales of the seasons Fall/Winter 2017 and Spring/Summer 2018 made in the wholesale and e-commerce channels during the year that will probably be received during the following year;

ii)
‘Provision for agents’ liability indemnity’ of €1,835 thousand as of 31 December 2017 (€1,658 thousand as of 31 December 2016). This relates to the annual portion of the cumulative indemnity earned by sales agents based on the age of the individual agency agreements in accordance with existing laws (art. 1751 of the Italian Civil Code) and contracts;

iii)
‘Provision for termination incentives’ of €2,136 thousand as of 31 December 2017 (€1,197 thousand as of 31 December 2016) relating to costs to be incurred for the termination of certain executive managers of the Group;

iv)
‘Provision for maintenance and restoration of leasehold properties’ of €3,433 thousand as of 31 December 2017 (€3,236 thousand as of 31 December 2016). This relates to the costs to be incurred to restore leasehold properties to their original conditions when they are vacated.

7.12	Employee benefit obligations
‘Employee benefit obligations’ comprises the liability of Gianni Versace and of Verim for the employee severance indemnity (TFR), respectively equal to €2,603 thousand and €134 thousand, as of 31 December 2017 (respectively €2,853 thousand and €139 thousand as of 31 December 2016), and liabilities for defined benefit plans of certain foreign subsidiaries for the remaining €302 thousand as of 31 December 2017 (€354 thousand as of 31 December 2016). Movements in the years ended 31 December 2017 and 2016 are detailed as follows:

	31 December 2017	31 December 2016
	€thousand	€thousand
Employee benefit obligations
Opening balance	2,853	2,933
Financial charges	42	57
Benefits paid	(257)	(169)
Actuarial (gains)/losses
- Demographic assumptions	-	-
- Financial assumptions	-	78
- Other	(35)	(46)
Total Gianni Versace SpA	2,603	2,853
Other Group entities	436	484
Total GIVI Holding	3,039	3,337

The financial and demographic assumptions used in actuarial valuations are detailed below.

	31 December 2017	31 December 2016
Employee benefit obligations (GIVI Holding)
Financial assumptions
Inflation rate	1.5%	1.5%
Discount rate	1.5%	1.5%
Rate of increase in TFR	n.a.	n.a.
Demographic assumptions
Probability of death	Table RG48 of Ragioneria Generale dello Stato (the comptroller general)	Table RG48 of Ragioneria Generale dello Stato (the comptroller general)
Probability of inability	Study by Università di Roma for CNR, reduced by 70%	Study by Università di Roma for CNR, reduced by 70%
Retirement age	Based on current pension laws	Based on current pension laws
Probability of voluntary termination	3% up to 55 years; 0% thereafter	3% up to 55 years; 0% thereafter
Probability of advance payments out of the TFR balance	3%	3%
A sensitivity analysis carried out with a change in the underlying variables (+/- 0.25% on the discount rate) did not show any significant impact.

7.13	Deferred tax liabilities
This item shows the net balance of deferred tax assets and liabilities arising from temporary differences between the carrying amounts of assets and liabilities and the respective tax bases.

Movements in the years ended 31 December 2017, with the related impact on profit or loss, or equity, are detailed in the following table:

	31 December 2016	Releases/ Charges to comprehensive income	Releases/ Charges to equity	Foreign exchange translation reserve	31 December 2017

	€thousand	€thousand	€thousand	€thousand	€thousand
Deferred tax assets and liabilities
Deferred tax assets
Inventories (obsolescence provisions and IC margin)	20,676	297	-	(707)	20,266
Depreciation of tangible assets	1,329	(246)	-	-	1,083
Tax losses (including ACE benefit pursuant to Law Decree 201/2011)	5,662	2,628	-	-	8,290
Receivables (bad debt provision)	1,314	400	-	(24)	1,690
Taxed charges to provisions	1,674	289	-	(104)	1,859
Taxed deferred income	2,091	(349)	-	-	1,742
Exchange differences from commercial transactions	3,478	(1,755)	-	-	1,723
Recognition of lease payments on a straight-line basis	1,066	332	-	(46)	1,352
Employee benefits (TFR)	139	28	(34)	(3)	130
Capital gains	114	(1)	-	-	113
Goodwill	278	(6)	-	-	272
Other minor items	2,354	907	-	(7)	3,254
Total deferred tax assets	40,175	2,524	(34)	(891)	41,774
Deferred tax liabilities
Trademarks	(135)	-	-	-	(135)
Land and buildings	(4,889)	598	-	-	(4,291)
Exchange differences from commercial transactions	(2,191)	(610)	-	-	(2,801)
Finance lease	(463)	22	-	-	(441)
Recognition of lease payments on a straight-line basis	(93)	(38)	-	-	(131)
Other minor items	(154)	3	-	-	(151)
Total deferred tax liabilities	(7,925)	(25)	-	-	(7,950)
Total deferred tax liabilities, net	32,250	2,499	(34)	(891)	33,824

Movements in the years ended 31 December 2016, with the related impact on profit or loss, or equity, are detailed in the following table:

	31 December 2015	Releases/ Charges to comprehensive income	Releases/ Charges to equity	Foreign exchange translation reserve	31 December 2016

	€thousand	€thousand	€thousand	€thousand	€thousand
Deferred tax assets and liabilities
Deferred tax assets
Inventories (obsolescence provisions and IC margin)	24,849	(3,043)	-	(1,130)	20,676
Depreciation of tangible assets	1,235	94	-	-	1,329
Tax losses (including ACE benefit pursuant to Law Decree 201/2011)	-	5,662	-	-	5,662
Receivables (bad debt provision)	1,237	77	-	-	1,314
Taxed charges to provisions	1,238	425	-	11	1,674
Taxed deferred income	2,529	(438)	-	-	2,091
Exchange differences from commercial transactions	3,216	262	-	-	3,478
Recognition of lease payments on a straight-line basis	979	114	-	(27)	1,066
Employee benefits (TFR)	131	(1)	15	(6)	139
Capital gains	114	-	-	-	114
Goodwill	300	(22)	-	-	278
Other minor items	4,084	(1,741)	-	11	2,354
Total deferred tax assets	39,912	1,389	15	(1,141)	40,175
Deferred tax liabilities
Trademarks	(135)	-	-	-	(135)
Land and buildings	(4,949)	60	-	-	(4,889)
Exchange differences from commercial transactions	(3,286)	1,095	-	-	(2,191)
Finance lease	(402)	(61)	-	-	(463)
Recognition of lease payments on a straight-line basis	49	(142)	-	-	(93)
Other minor items	(544)	390	-	-	(154)
Total deferred tax liabilities	(9,267)	1,342	-	-	(7,925)
Total deferred tax liabilities, net	30,645	2,731	15	(1,141)	32,250
Deferred tax assets potentially available for recognition on tax losses of previous years not deducted for tax purposes amount to €61,753 thousand as of 31 December 2017.
They were not recognized because the requirements of IAS 12 for capitalization were not met.

	As of 31 December 2017
	Total	Theoretical tax charge

Year of expiry	€thousand	€thousand
2018	5,729	1,736
2019	2,045	420
2020	2,952	558
2022	1,255	392
2022 onwards	133,346	35,265
No time limit	75,966	23,382
Total tax loss carryforwards	221,293	61,753

7.14	Bank borrowings and other (current and non-current) financial liabilities
The following table analyses current and non-current financial liabilities as of 31 December 2017 and 2016:

	31 December 2017			31 December 2016
	€thousand			€thousand
Bank borrowings and other financial liabilities	Total	Current	Non-current	Total	Current	Non-current
Long-term loans	57,246	4,987	52,259	57,535	6,117	51,418
Short-term credit facilities	10,220	10,220	-	108	108	-
Other financial debts (derivative instruments)	342	342	-	5,169	5,169	-
Borrowing charges	125	125	-	126	126	-
Debit balances on bank accounts	3,867	3,867	-	3,205	3,205	-
Due to leasing companies	174	65	109	-	-	-
Total	71,974	19,606	52,368	66,143	14,725	51,418

The following table analyses financial liabilities as of 31 December 2017 and 2016 showing both the current and the non-current portion:

	31 December 2017
Bank borrowings and other financial liabilities	Original amount	Drawn down	Available	Inception date	Maturity date	Interest rate	Amount Due	Due within 1 year	Due between 1 and 5 years	Due after 5 years
	€thousand	€thousand	€thousand				€thousand	€thousand	€thousand	€thousand

Linee term
Banca Popolare di Milano - Tranche 1	10,000			31 July 2013	31 July 2018	3-month Euribor + 85 bps	2,000	2,000	-	-
Banca Popolare di Milano - Tranche 2	3,000			28 July 2016	31 July 2018	3-month Euribor + 85 bps	1,200	1,200	-	-
Intesa Sanpaolo (*)	15,000			31 December 2005	31 december 2030	3% yearly	4,377	279	1,205	2,893
Intesa Sanpaolo (*)	21,000			31 December 2010	31 december 2030	3% yearly	13,597	865	3,743	8,989
Intesa Sanpaolo (*)	7,900			30 June 2017	31 december 2030	3% yearly	7,660	487	2,109	5,064
Linee revolving
RCF Synd. Loan 2015	250,000	30,000	220,000	30 July 2015	30 July 2020	1-, 2-, 3- or 6-month Euribor + 0.85 bps	30,000	-	30,000	-
Simest loan	2,370			3 August 2012	3 August 2019	0.4994% half-yearly	948	474	474	-
Due to leasing companies (DLL)	184			1 September 2017	1 August 2022	-	174	65	109	-
Short-term credit facilities (BNL)	-			-	-	-	10,000	10,000	-	-
Short-term credit facilities (Turkey)	-			-	-	-	220	220	-	-
Debit balances on bank accounts	-			-	-	-	3,867	3,867	-	-
Other financial debts (derivative instruments)	-			-	-	-	342	342		-
Accrued interest on borrowings	-			-	-	-	125	125	-	-
Amortized cost	-			-	-	-	(2,536)	(318)	(1,098)	(1,120)
Total							71,974	19,606	36,542	15,826

	31 December 2016
Bank borrowings and other financial liabilities	Original amount	Drawn down	Available	Inception date	Maturity date	Interest rate	Amount Due	Due within 1 year	Due between 1 and 5 years	Due after 5 years
	€thousand	€thousand	€thousand				€thousand	€thousand	€thousand	€thousand

Linee term
Banca Popolare di Milano - Tranche 1	10,000			31 July 2013	31 July 2018	3-month Euribor + 85 bps	4,000	2,000	2,000	-
Banca Popolare di Milano - Tranche 2	3,000			28 July 2016	31 July 2018	3-month Euribor + 85 bps	2,400	1,200	1,200	-
Intesa Sanpaolo (*)	15,000	5,099	-	31 December 2005	31 December 2020	4,38% yearly	5,099	1,185	3,914	-
Intesa Sanpaolo (*)	21,000	14,658	-	31 December 2010	31 December 2025	5,68% yearly	14,658	1,284	5,930	7,444
Linee revolving
RCF Synd. Loan 2015	250,000	30,000	220,000	30 July 2015	30 July 2020	1-, 2-, 3- or 6-month Euribor + 0.85 bps	30,000	-	30,000	-
Simest loan	2,370			3 August 2012	3 August 2019	0.4994% half-yearly	1,422	474	948	-
Due to leasing companies (Locafit)	2,648			1 July 2004	31 March 2016	0,90% quarterly	-	-	-	-
Short-term credit facilities (Turkey)	-			-	-	-	108	108	-	-
Debit balances on bank accounts	-			-	-	-	3,205	3,205	-	-
Other financial debts (derivative instruments)	-			-	-	-	5,169	5,169		-
Accrued interest on borrowings	-			-	-	-	126	126	-	-
Amortized cost	-			-	-	-	(44)	(26)	(18)	-
Total							66,143	14,725	43,974	7,444

(*) In July 2017, the Group entered into an agreement with Intesa San Paolo S.p.A. to supplement and modify the conditions of the original financing. Besides the concession of a new financing of €7,900 thousand, the change in financing conditions concerned the extension of five years from the original term and the reduction of the interest rate applied to 3%.
The increase of €5,825 thousand in ‘Bank borrowings and other financial liabilities’ as of 31 December 2017 as compared to 31 December 2016 is mainly attributable for €18.074 thousand to proceeds from borrowings, for negative €5,820 thousand to repayment of borrowings, for €794 thousand to net increases in other financial debts, for negative €5,169 thousand to payments related to derivatives and for the remaining part to accrued interest.
The financing arrangements described above, among other obligations, require compliance with specific financial covenants.
Covenants
The main financing agreements, in line with market practice for debtors with similar credit standing, provide for compliance with:

1)
Financial covenants, under which the Company undertakes to comply with specific, contractually defined levels of financial ratios; the most significant is net financial indebtedness to gross operating profit (EBITDA), measured on the Group’s consolidated perimeter according to terms defined with the lenders;

The values set for the financial covenants, to be calculated on the Consolidated Financial Statements of Gianni Versace are detailed below:

Loan	Covenant	Value
RCF Synd. Loan 2015	Net financial indebtedness/EBITDA	≤ 3.5
Banca Popolare di Milano	Net financial indebtedness/EBITDA	≤ 3.5

2)	Negative pledges, which restrict the Company’s ability to establish real guarantees or other liens on certain corporate assets;

3)
‘Pari passu’ clauses, under which borrowings have the same priority in repayment as other financial liabilities, and change of control clauses, which would be triggered should the majority shareholder lose control of the Company;

4)	Restrictions on extraordinary operations that the Company may perform.
Failure to comply with the above clauses, after an observation period during which breaches may be remedied, would be a breach of contractual obligations pursuant to the terms of the financing agreement. In such an event, the creditor may demand that the Group pay the outstanding balance payable.
The measurement of financial covenants and other contractual commitments is constantly monitored by the Group.
Based on the actual figures as of 31 December 2017, all covenants were amply complied with.
Ancillary borrowing charges
Costs incurred by the Group to obtain term credit facilities from banks were initially deducted from financial liabilities and subsequently charged to profit or loss using the amortized cost method in accordance with IAS 39.

7.15	Other payables and other non-current liabilities
‘Other payables and other non-current liabilities’ as of 31 December 2017 and 2016 is analyzed below:

	31 December 2017	31 December 2016
	€thousand	€thousand
Other payables and other non-current liabilities
Royalties	6,615	9,241
Deferred lease costs	19,169	17,665
Other payables falling due after one year	2,801	3,393
Total	28,585	30,299
The item ‘Royalties’ refers to the deferral of the contribution disbursed by Luxottica in FY 2002 for €5,000 thousand. In accordance with IAS 18, the contribution was deferred over the term of the license agreement, based on the potential future obligations of the Group in connection with the license agreement and the length of time during which Luxottica may exploit the Versace brand commercially.
‘Deferred lease costs’ relates to the difference between the cost for leases charged to profit or loss and the rent actually paid and relates to North America (€11,394 thousand as of 31 December 2017 and €10,462 thousand as of 31 December 2016), the Asia Pacific region (€5,427 thousand as of 31 December 2017 and €5,222 thousand as of 31 December 2016) and Europe (€2,347 thousand as of 31 December 2017 and €1,981 thousand as of 31 December 2016).
‘Other payables falling due after one year’ comprises, in addition to guarantee deposits, €2,394 thousand as of 31 December 2017 (€2,954 thousand as of 31 December 2016) relating to the liability connected with the put option held by minority shareholders in the subsidiary Versace Australia under the agreement entered into by Gianni Versace S.p.A. and by HYH Retail Ltd on 31 July 2015 to govern the acquisition of 30% of the Australian subsidiary by HYH Retail Ltd and the governance of that subsidiary (the “Australia Shareholder Agreement”). The option entitles the counterparty to sell 30% of its shares between the fourth and sixth anniversaries of the Australia Shareholders Agreement at a price calculated on the basis of the subsidiary’s performance in the three years before the exercise date. The liability was recognized in 2015 against shareholders’ equity attributable to the Group for €3,369 thousand, adjusted to €2,954 thousand as of 31 December 2016; the change in 2017, equal to €560 thousand, recognized in ‘Financial income (charges), net’, reflects both the impact of discounting and an adjustment to reflect the new estimate of the price to be paid.

7.16	Trade payables
‘Trade payables’, equal to €113,644 thousand as of 31 December 2017 (€114,554 thousand as of 31 December 2016), comprises amounts owed to suppliers for goods and services.
Trade payables as of 31 December 2017 and 2016 are broken down by geographical area as follows:

	31 December 2017	31 December 2016
	€thousand	€thousand
Payables by geographical area
ITALY	87,809	81,730
EU	8,754	10,786
EUROPE NON EU	580	719
NORTH AMERICA	5,558	6,795
JAPAN	616	1,079
ASIA	7,523	10,165
REST OF THE WORLD	2,804	3,280
Total	113,644	114,554

7.17	Current tax liabilities
‘Current tax liabilities’, equal to €8,755 thousand as of 31 December 2017 (€2,385 thousand as of 31 December 2016), increased mainly as a result of the settlement with the Italian tax authorities, whereby the subsidiary Gianni Versace agreed to pay additional taxes, penalties and interest totaling €7,762 thousand with respect to the fiscal years 2011, 2012 and 2013. During the year, 3 installments were paid for a total of €1,457 thousand. For a detailed explanation, see note 7.11.

7.18	Other payables and other current liabilities
‘Other payables and other current liabilities’ as of 31 December 2017 and 2016 is analyzed below:

	31 December 2017	31 December 2016
	€thousand	€thousand
Other payables and other current liabilities
Payments on account from customers	9,182	7,437
Payables to employees	6,530	7,151
Lease payments	4,095	3,341
Other payables to the Revenue	3,486	3,312
Social security payables	3,153	3,092
VAT payable	1,288	1,965
Other payables	5,759	4,928
Total	33,493	31,226
‘Payments on account from customers’ comprises mainly amounts paid in advance by customers for Spring/Summer 2018 collections.
‘Payables to employees’ comprises amounts owed to personnel for salaries, holidays earned but not taken at the reporting date and accrued 14th month pay, where applicable.
‘Lease payments’, amounting to €4,095 thousand as of 31 December 2017 (€3,341 thousand as of 31 December 2016), comprises the short-term portion of deferred leases
‘Other payables’, amounting to €5,759 thousand as of 31 December 2017 (€4,928 thousand as of 31 December 2016), primarily relate to the subsidiary Gianni Versace and are mainly comprised of deferred income from royalties/interior design services already billed but attributable to the year 2018, whereof €1,250 thousand relate to the current portion of the royalties from Luxottica discussed in note 7.15 (unchanged from 2016).

8	Notes to the statement of comprehensive income

8.1	Revenues
The following table analyzes ‘Revenues’ for the years ended 31 December 2017, 2016 and 2015 by distribution channel and by product category:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Core business revenues
DOS (Directly Operated Stores)	427,858	418,132	400,679
Wholesale	192,584	199,067	194,889
Royalties	47,542	51,496	49,434
Total	667,984	668,695	645,002

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
DOS (Directly operated stores)
Ready-to-wear (incl. Atelier)	220,716	221,664	210,552
Accessories	185,942	179,677	173,856
Fragrances	1,968	1,918	1,784
Jewelry	8,417	6,406	6,965
Home collection	10,815	8,467	7,522
Total revenue from the Group’s boutiques	427,858	418,132	400,679

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Wholesale
Ready-to-wear (incl. Atelier)	112,770	126,624	125,777
Accessories	66,966	61,427	55,329
Home collection	12,832	10,993	13,751
Jewelry	16	23	32
Total revenues from manufacturers and distributors	192,584	199,067	194,889

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Royalties
Royalties from manufacturers	40,821	40,032	37,514
Revenue from interior design services	6,375	11,297	11,775
Royalties from franchisees	346	167	145
Total royalties, commission and interior design	47,542	51,496	49,434
‘Revenues’ for the years ended 31 December 2017, 2016 and 2015 is analyzed by channel and by geographical area as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
DOS (Directly operated stores)
EMEA	120,899	126,590	122,736
NORTH AMERICA	83,256	82,716	78,756
ASIA PACIFIC	213,445	199,449	193,505
REST OF THE WORLD	3,166	3,787	3,259
JAPAN	7,092	5,590	2,423
Total	427,858	418,132	400,679

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Wholesale (by destination area)
EMEA	107,628	122,928	129,673
NORTH AMERICA	23,966	22,371	23,789
ASIA PACIFIC	58,380	51,031	36,627
REST OF THE WORLD	2,297	2,157	4,152
JAPAN	313	580	648
Total	192,584	199,067	194,889

8.2	Other income
‘Other income’, equals to €5,863 thousand for the year ended 31 December 2017 (€4,605 thousand for the year ended 31 December 2016 and €4,508 thousand for the year ended 31 December 2015), comprises insurances recoveries and refunds, rent income, recharges for services rendered (including VAT recovery), contributions from outlet stores, clothing alterations and repairs, insurance/legal recoveries and sales of PR samples.
For the year ended 31 December 2017, the amount is mostly related to the collection of key money following the relocation of the London, Sloane Street boutique, for an amount of €2,859 thousand; details are provided in note 7.1.

8.3	Raw materials (including change in stocks)
The cost of ‘Raw materials’ for the years ended 31 December 2017, 2016 and 2015 is analyzed as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Raw materials (including change in stocks)
Purchases of raw materials and consumables	52,064	44,080	41,846
Purchases of finished products	52,069	59,254	64,470
Purchases for product development	15,083	15,396	13,153
Packaging materials	3,546	3,725	3,237
Change in stocks of raw materials, semi-finished and finished products	(16,787)	7,025	(21,410)
Total	105,975	129,480	101,296

8.4	Cost of services
The cost of ‘Services’ for the years ended 31 December 2017, 2016 and 2015 is analyzed as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Cost of services
Leases and rentals	128,871	123,147	111,093
Outsourced manufacturing	121,698	112,157	112,657
Freight, customs duties and ancillary charges	28,961	26,261	26,645
Advertising and promotion	21,541	20,770	20,955
Sales-related costs	10,427	10,901	9,872
Fashion shows and events	9,296	9,841	9,488
Legal consulting and brand defense	8,421	5,983	4,012
Sundry consulting services	7,558	7,937	7,254
Shared building expenses and property maintenance	7,868	7,581	6,125
Travel and allowances	6,811	6,632	6,551
Photo shoots	5,556	5,784	5,106
Administrative consulting	4,433	4,467	4,000
Cleaning and security	4,336	4,298	4,044
Credit card expenses and services	4,586	4,710	4,608
Commission paid	3,460	2,834	4,084
Utilities	3,143	3,243	3,315
Telephone and postage	2,580	2,481	2,453
Furnishings and decorations	2,895	2,752	2,414
Insurance	1,692	1,780	1,843
Other costs	1,588	3,190	3,083
Total	385,721	366,749	349,602

The main items of cost of services are illustrated below.
‘Outsourced manufacturing’ comprises services rendered by third parties in the production process.
‘Leases and rentals’ and ‘Shared building expenses and property maintenance’ comprise the costs incurred for premises leased as stores and offices. The increase in the period presented is mainly attributable to new store openings.
‘Advertising and promotion’ comprises the cost of full-page ads in leading fashion magazines and the cost of press offices and communication agencies.
‘Sales-related costs’ comprises the cost of sales and promotions as well as commercial information.
‘Sundry consulting services’ and ‘Administrative consulting’ comprise professional, administrative, real estate, IT, audit and other minor consulting services.
‘Commission paid’ comprises the costs incurred to develop and grow the indirectly operated sales channels through agents and brokers.

8.5	Personnel costs
‘Personnel costs’ for the years ended 31 December 2017, 2016 and 2015 is analyzed as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Personnel costs
Salaries and wages	96,659	94,454	87,359
Social charges	21,075	19,748	17,601
Employee severance indemnity (TFR)	2,932	2,825	2,476
Other personnel expenses	4,938	5,897	1,682
Directors’ remuneration and other costs (*)	5,131	2,277	1,962
Total	130,735	125,201	111,080
(*) For further details of ‘Directors’ remuneration and other costs’ see also Note 9 Related party transactions
‘Other personnel expenses’ comprises primarily costs incurred in the applicable years for termination incentives.
The following table shows the average number of employees and the number at the end of the reporting period, by function, for the years 2017, 2016 and 2015:

	31 December 2017		31 December 2016		31 December 2015
	Average	At the reporting date	Average	At the reporting date	Average	At the reporting date
Headcount
Operation of boutiques	1,624	1,602	1,639	1,675	1,447	1,569
Manufacturing and distribution	210	206	228	207	209	206
Creation, services and other activities	663	661	614	655	539	581
Total	2,497	2,469	2,481	2,537	2,195	2,356

8.6	Amortization, depreciation and impairment
An analysis of ‘Amortization, depreciation and impairment’ for the years ended 31 December 2017, 2016 and 2015 is as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Amortization, depreciation and impairment
Depreciation of property, plant and equipment	28,576	27,811	24,957
Amortization of intangible assets	7,211	6,245	6,920
Impairment of receivables	1,118	1,379	1,073
Impairment of fixed assets	3,010	6,073	6,256
Total	39,915	41,508	39,206

For details of ‘Impairment of receivables’ see note 7.5, for the remaining items see notes 7.1 and 7.2.

8.7	Other costs
‘Other costs’ totaled €5,226 thousand for the year ended 31 December 2017 (€5,878 thousand for the year ended 31 December 2016 and €5,144 thousand for the year ended 31 December 2015) are mainly related to local taxes and duties, books and magazine subscriptions and charitable gifts.

8.8	Financial income (charges), net
‘Financial income (charges), net’ for the years ended 31 December 2017, 2016 and 2015 is analyzed as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Financial income (charges), net
Realized exchange losses, net	(12,327)	(20,272)	(20,257)
Unrealized exchange losses, net		(6,378)	(3,522)
Banking fee	-	-	(782)
Borrowing charges	(6,494)	(6,203)	(5,288)
Total financial charges	(18,821)	(32,853)	(29,849)
Realized exchange gains, net	12,196	20,007	15,469
Unrealized exchange gains, net	14,095
Interest income	1,142	1,072	27
Total financial income	27,433	21,079	15,496
Total financial income (charges), net	8,612	(11,774)	(14,353)
Exchange gains and losses were recognized for the most part by the subsidiary Gianni Versace and originate from foreign sales, both intercompany and to third parties, in currencies other than the euro. In detail, they include the net benefit of transactions in derivative instruments hedging exchange rate risk.
Borrowing charges are analyzed by nature below:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Nature
Interest expense on borrowing	2,616	2,860	4,231
Interest expense on finance leases	-	-	13
Interest expense on derivative instruments	3,436	2,686	602
Other interest expense	400	600	387
Interest expense on TFR	42	57	55
Total borrowing charges	6,494	6,203	5,288
‘Interest income’ comprises an adjustment to the liability in connection with the put option held by minority shareholders in the subsidiary Versace Australia referred to in note 7.15 for €560 thousand for the year ended 31 December 2017 (€415 thousand for the year ended 31 December 2016), interest on derivative instruments for €472 thousand for the year ended 31 December 2017 (€179 thousand for the year ended 31 December 2016), as well as interest on current accounts with banks and miscellaneous interest income.

8.9	Taxes
‘Taxes’ for the years ended 31 December 2017, 2016 and 2015 is analyzed as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Taxes
Current taxes	2,582	3,468	19,181
Deferred tax liabilities	25	(1,342)	(1,055)
Deferred tax assets	(2,524)	(1,389)	(502)
Total	83	737	17,624
The theoretical tax rate is reconciled to the effective tax rate as follows:

	For the Years Ended
	31 December 2017	31 December 2016	31 December 2015
	€thousand	€thousand	€thousand
Profit/(Loss) before tax	14,887	(7,290)	28,829
IRES (Italian Corporate Income Tax) rate in force for the year	24.0%	27.5%	27.5%
Theoretical tax charge	(3,571)	2,005	(7,928)
Income taxes at different rates (IRAP, regional trade income tax)	(311)	(190)	(3,086)
Effect of different tax rates of foreign entities	(331)	1,179	1,768
Adjustment to deferred tax assets due to change in IRES rate (Law No. 208/15)	-	(2,888)	(254)
Utilization of tax losses of previous years	4,139	3,574	920
Write-down of deferred tax assets arising in the year (foreign entities)	(2,255)	(4,083)	-
Release of/(Charge to) provision for fiscal risks, including impact of tax settlement	(2,345)	(4,453)	-
Income taxes of previous years	48	206	-
Other local taxes	(448)	(541)	-
Other changes	4,991	4,454	(9,044)
Total taxes per statement of comprehensive income	(83)	(737)	(17,624)
Effective tax rate	0.6%	(10.1)%	61.1%

For details of ‘Release of/(Charge to) provision for fiscal risks, including impact of tax settlement’ see note 7.11 “Provisions for risks and charges”.
‘Other changes’ comprises the following:

•
With reference to the application, submitted by the subsidiary Gianni Versace on 21 December 2015, for the optional reduced taxation regime applicable to income from the use of intangible assets (“Patent Box”), on 22 December 2017 the subsidiary signed a preliminary agreement to determine the economic contribution in case of direct and indirect intragroup use of the intangible assets with the Preliminary Agreements and International Disputes department of the Revenue Agency, effective for the fiscal years 2015 to 2019;

•	Also FY 2017 benefited from the income tax deduction called ACE (“Aiuto alla Crescita Economica”) for an amount of about €630 thousand.

•	In the year ended 2015, the amount relates to the effect of deferred taxes due to the change in the IRES tax rate (Italian Law. 208/15).

9	Related party transactions
The transactions carried out by the Group with related parties are not atypical or unusual, are part of the normal business operations of the Group and are carried out at arm’s length.

9.1	Financial position
Financial position amounts relating to the Group’s transactions with related parties as of 31 December 2017 and 2016 are detailed below, with the percentage of the corresponding line item of the consolidated statement of financial position.

	31 December 2017
	Trade receivables	Other receivables and other current assets	Current financial assets	Trade payables	Provisions for risks and charges
	€thousand	€thousand	€thousand	€thousand	€thousand
Related party transactions – Statement of financial position
Related parties	135	-	-	40	1,000
Total related parties	135	-	-	40	1,000
Total statement of financial position	72,009	16,913	4,062	113,644	14,295
As % of total statement of financial position	0.2%	0.0%	0.0%	0.0%	7.0%

	31 December 2016
	Trade receivables	Other receivables and other current assets	Current financial assets	Trade payables	Provisions for risks and charges
	€thousand	€thousand	€thousand	€thousand	€thousand
Related party transactions – Statement of financial position
Related parties	211	-	-	498	-
Total related parties	211	-	-	498	-
Total statement of financial position	75,762	13,191	660	114,554	17,253
As % of total statement of financial position	0.3%	0.0%	0.0%	0.4%	0.0%
Receivables from and payables to related parties relate mainly to the remuneration of key management personnel and to consulting services with other related parties in which the Group holds an interest through the key management.

9.2	Comprehensive income
The transactions carried out by the Group with related parties are not atypical or unusual, are part of the normal business operations of the Group and are carried out at arm’s length.

Comprehensive income amounts relating to the Group’s transactions with related parties for the years 2017, 2016 and 2015 are detailed below, with the percentage of the corresponding line item of the consolidated statement of comprehensive income:

	For the Year Ended 31 December 2017
	Revenues	Other income	Cost of services	Personnel costs	Other costs	Financial income (charges)
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
Related party transactions – Statement of comprehensive income
Related parties	89	-	1,267	5,484	-	-
Total related parties	89	-	1,267	5,484	-	-
Total statement of comprehensive income	667,984	5,863	385,721	130,735	5,226	8,612
As % of total statement of comprehensive income	0.0%	0.0%	0.3%	4.2%	0.0%	0.0%

	For the Year Ended 31 December 2016
	Revenues	Other income	Cost of services	Personnel costs	Other costs	Financial income (charges)
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
Related party transactions – Statement of comprehensive income
Related parties	7	-	4,986	(584)	-	-
Total related parties	7	-	4,986	(584)	-	-
Total statement of comprehensive income	668,695	4,605	366,749	125,201	5,878	(11,774)
As % of total statement of comprehensive income	0.0%	0.0%	1.4%	(0.50)%	0.0%	0.0%

	For the Year Ended 31 December 2015
	Revenues	Other income	Cost of services	Personnel costs	Other costs	Financial income (charges)
	€thousand	€thousand	€thousand	€thousand	€thousand	€thousand
Related party transactions – Statement of comprehensive income
Related parties	75	-	6,130	1,417	-	-
Total related parties	75	-	6,130	1,417	-	-
Total statement of comprehensive income	645,002	5,209	350,303	111,080	5,144	(14,353)
As % of total statement of comprehensive income	0.0%	0.0%	1.7%	1.3%	0.0%	0.0%
Costs of services and personnel costs from related parties mainly related to consulting services with other related parties in which the Group holds an interest through key management.
The decrease in costs of services rendered by related parties in 2017 as compared to 2016 and 2015 is due to the facts that certain services, which were previously performed through a consulting service agreement with a related party, have been performed by key management personnel since 2017.
All of the above personnel costs relate to short-term employee benefits except for €1,000 thousand accrued in 2017 as long-term incentives to key management.

9.3	Cash flows
Cash flow items relating to the Group’s transactions with related parties for the years ended 31 December 2017, 2016 and 2015 are detailed below, with the percentage of the corresponding line item of the consolidated cash flow statement.

	For the Year Ended 31 December 2017
	Cash generated from (used in) operating activities	Cash generated from (used in) investing activities	Cash generated from (used in) financing activities
	€thousand	€thousand	€thousand
Related parties – Cash flow statement
Related parties	(6,025)	-	-
Total related parties	(6,025)	-	-
Total cash flow	19,395	(25,210)	1,286
As % of total	(31.00)%	0.0%	0.0%

	For the Year Ended 31 December 2016
	Cash generated from (used in) operating activities	Cash generated from (used in) investing activities	Cash generated from (used in) financing activities
	€thousand	€thousand	€thousand
Related parties – Cash flow statement
Related parties	(5,422)	-	-
Total related parties	(5,422)	-	-
Total cash flow	46,462	(47,616)	4,583
As % of total	(11.70)%	0.0%	0.0%

	For the Year Ended 31 December 2015
	Cash generated from (used in) operating activities	Cash generated from (used in) investing activities	Cash generated from (used in) financing activities
	€thousand	€thousand	€thousand
Related parties – Cash flow statement
Related parties	(7,569)	-	-
Total related parties	(7,569)	-	-
Total cash flow	30,200	(55,233)	1,123
As % of total	(25.10)%	0.0%	0.0%

10	Commitments and guarantees

10.1	Operating leases
Commitments of the Group for minimum future lease payments in connection with operating leases in place as of 31 December 2017 and 2016 are detailed as follows:

	31 December 2017	31 December 2016
	€thousand	€thousand
Within 1 year	87,270	94,604
1 to 5 years	198,251	204,165
After 5 years	111,708	162,373
Total	397,229	461,142
Certain operating leases provide for a fixed guaranteed payment plus a variable payment determined mainly as a percentage of the sales made by a boutique in the period. In accordance with IAS 17, the variable payment is recognized at the time of settlement.

The amounts recognized in the statement of comprehensive income in relation to the Group’s operating leases for the year ended 31 December 2017 and 2016 are detailed below:

	For the Years Ended
	31 December 2017	31 December 2016
Fixed payments	103,820	93,621
Variable payments	19,572	24,697
Other	5,479	4,829
Total	128,871	123,147

10.2	Finance leases
As of 31 December 2017, the Group had two finance leases in place, one relating to an industrial building and one, entered into in September 2017 for an amount of €195 thousand and expiring in August 2022, relating to electronic equipment.

	31 December 2017	31 December 2016
	€thousand	€thousand
Finance leases
Land and buildings
Historical cost	2,648	2,648
Accumulated depreciation	(1,072)	(993)
Office machines and EDP systems
Historical cost	195	-
Accumulated depreciation	(13)	-
Total	1,758	1,655

Commitments for minimum future lease payments in connection with finance leases in place as of 31 December 2017 are detailed as follows:

31 December 2017
€thousand
Commitments for finance lease payments
Within 1 year	64
1 to 5 years	109
After 5 years	-
Total	173

10.3	Guarantees
Guarantees given by the Group to third parties as of 31 December 2017 and 2016 are analyzed as follows:

	31 December 2017	31 December 2016
	€thousand	€thousand
Guarantees
Sureties given to third parties	7,582	8,866
Sureties given to third parties in favor of subsidiaries	8,607	11,123
Sureties given to third parties against VAT receivable	15,903	17,165
Total	32,092	37,154

11	Contingent liabilities
At the reporting date there were no contingent liabilities in addition to those reported above (see note 7.11 “Provisions for risks and charges”) and in the report on operations with regard to the Group’s tax and social security position, which may be summarized as follows:

•	At the date of preparation of these financial statements, an audit of payroll taxes was in progress at Versace Deutschland GmbH with respect to the fiscal years 2011 to 2017;

•	A tax audit of Versace France S.A. with reference to income taxes with respect to the fiscal years 2013, 2014 and 2015 was completed and no issues were raised;

•
At the date of preparation of these financial statements, a tax audit of Versace USA Inc. by the State of New York in relation to certain indirect state and local taxes with respect to the fiscal years 2012, 2013, 2014 was still in progress. Tax inspections by the tax authorities of Puerto Rico, Texas, Georgia and California in relation to certain indirect local taxes with respect to the fiscal years 2012 to 2016 were completed and no issues were raised;

•
Versace Do Brazil was the subject of an audit by the State of Pernambuco in relation to indirect state taxes with respect to the fiscal years 2015 and 2016; the audit was still in progress at the date of preparation of this financial statements;

•
Versace España was the subject of a tax audit in relation to direct and indirect taxes with respect to the fiscal year 2014; the audit was still in progress at the date of preparation of this financial statements.

In 2005, and again in 2012, Versace France S.A. had submitted two separate applications for Mutual Agreement Procedures (“MAP”) to the French tax authorities to eliminate the double taxation that had arisen as a result of assessments issued with respect to the fiscal years 2001 to 2009 concerning alleged excess costs deducted in France in relation to the purchase prices for finished products paid to the current GIVI Holding for the years 2011 to 2004 and to Gianni Versace for the years 2005 to 2009.
In the fall of 2017 the French and Italian tax authorities formally reached an amicable settlement whereby

1)
The claims originally raised by the French tax authority were confirmed for an amount of €22,273,187, and then reduced by a total of €9,636,303 with a corresponding decrease in the prior tax losses of Versace France;

2)
Consequently, the excess tax due in France became a tax receivable in Italy for an amount corresponding to the adjustments agreed by the two tax authorities. The impact of such settlement on the 2017 net result is equal to €2,811 (lower income taxes).

Moreover, on 27 October 2014, the subsidiary Gianni Versace submitted a query to the Revenue Agency, Assessment central directorate, International Rulings department, seeking an international ruling pursuant to article 8 of Law Decree No. 269/2003 (converted into Law No. 326/2003). The subject of the query was the preliminary definition of the correct method of calculation of the fair values of sales of finished products made by the Company to its foreign subsidiaries. On 1 December 2017, the Company signed a five-year agreement with the department which defines the correct method of calculation of the prices applicable in such transactions for the years 2017 to 2021.
As matters currently stand the directors believe the Group may not incur additional losses exceeding the amount of provisions specifically allocated.

12	Significant events after the reporting date
On 27 June 2018, the Group entered into an unsecured term loan facility with Goldman Sachs for a notional amount of €53 million with an interest period of 3 months and Euribor rate of the period plus a spread. The loan was fully drawn-down on the opening date and subsequently totally reimbursed on 29 October 2018.
On 24 September 2018, Michael Kors Holdings Limited (subsequently renamed as Capri Holdings Limited) signed a stock purchase agreement with certain members of the Versace family and certain affiliates of the Blackstone Group L.P., and a related stock purchase agreement with certain management members of the Company for the acquisition of the outstanding shares of the Company for a total enterprise value of €1.83 billion on the date of announcement, or total consideration of approximately €1.753 billion at acquisition date, including the fair value of approximately 2.4 million Capri Holdings Limited shares issued to the Versace family.
As a result of the stock purchase agreements, the investments in the subsidiary Verim and certain other non-core-assets and liabilities of the Company (together with the investment in Verim, the “Disposal Group of Assets”) were not transferred to Capri Holdings Limited. On 8 October 2018, the Company’s shareholders announced the project to transfer the Disposal Group of Assets to a newly established entity owned by members of Versace family, Verim Holding S.r.l., by way of a partial demerger (the “Demerger”).